Exhibit 99.1

THERMO FISHER SCIENTIFIC INC.

Item 6.	Selected Financial Data

(In millions except per share amounts)	2010 (a)	2009 (b)	2008 (c)	2007 (d)	2006 (e)

Statement of Income Data
Revenues	$10,570.2	$9,911.6	$10,313.2	$9,592.5	$3,766.8
Operating Income	1,206.0	1,002.1	1,194.3	945.9	232.3
Income from Continuing Operations	997.0	823.2	954.0	749.9	158.2
Net Income	1,035.6	850.3	980.9	748.4	166.7
Earnings per Share from Continuing Operations:
Basic	2.47	2.00	2.28	1.78	.81
Diluted	2.44	1.95	2.19	1.69	.78
Earnings per Share:
Basic	2.57	2.06	2.34	1.77	.85
Diluted	2.53	2.01	2.25	1.69	.83

Balance Sheet Data
Working Capital	$2,425.2	$2,891.6	$2,805.7	$1,763.7	$1,507.2
Total Assets	21,349.4	21,625.0	21,090.0	21,207.4	21,262.2
Long-term Obligations	2,031.3	2,064.0	2,003.1	1,983.7	2,097.8
Shareholders' Equity	15,361.0	15,430.9	14,926.5	14,463.6	13,879.1

The caption “restructuring and other costs” in the notes below includes amounts charged to cost of revenues, primarily for the sale of inventories revalued at the date of acquisition and, beginning in 2009, charges/credits to selling, general and administrative expense primarily for significant acquisition transaction costs.

(a)
Reflects a $79.4 million pre-tax charge for restructuring and other costs; after-tax income of $38.6 million related to the company’s discontinued operations; and the repurchase of $1.01 billion of the company’s common stock.

(b)
Reflects a $67.4 million pre-tax charge for restructuring and other costs; after-tax income of $27.1 million related to the company’s discontinued operations; and the repurchase of $414.6 million of the company’s common stock.

(c)
Reflects a $36.9 million pre-tax charge for restructuring and other costs; after-tax income of $26.9 million related to the company’s discontinued operations; and the repurchase of $187.4 million of the company’s common stock.

(d)
Reflects a $91.4 million pre-tax charge for restructuring and other costs; an after-tax loss of $1.5 million related to the company’s discontinued operations; and the repurchase of $898.0 million of the company’s common stock.

(e)
Reflects completion of the merger with Fisher on November 9, 2006. Also reflects a $123.3 million pre-tax charge for restructuring and other costs; a charge of $36.7 million for acceleration of vesting of stock-based compensation as a result of the Fisher merger; and after-tax income of $8.5 million related to the company’s discontinued operations.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations to Notes to Consolidated Financial Statements, which begin on page F-1 of this report.

Overview of Results of Operations and Liquidity

The company develops, manufactures and sells a broad range of products that are sold worldwide. The company expands the product lines and services it offers by developing and commercializing its own technologies and by making strategic acquisitions of complementary businesses. The company’s continuing operations fall into two business segments: Analytical Technologies and Laboratory Products and Services. Revenues in the fourth quarter are historically stronger than in other quarters due to capital spending patterns of customers.

The results of two businesses sold on April 4, 2011, have been classified and presented as discontinued operations in the accompanying financial statements. Prior period results have been adjusted to conform to this presentation. The results discussed below refer to the company’s continuing operations unless otherwise noted.

(Dollars in millions)	2010		2009

Revenues
Analytical Technologies	$4,502.7	42.6%	$4,053.0	40.9%
Laboratory Products and Services	6,583.6	62.3%	6,329.4	63.9%
Eliminations	(516.1)	(4.9)%	(470.8)	(4.8)%

	$10,570.2	100%	$9,911.6	100%

Sales in 2010 were $10.57 billion, an increase of $659 million from 2009. Aside from the effects of currency translation and acquisitions, net of divestitures (discussed in total and by segment below), revenues increased from 2009 revenues by $411 million (4%) due to increased demand and, to a lesser extent, higher stimulus-funded spending by customers and price increases. Sales rebounded from a weak 2009 when the company believes a global economic slowdown reduced demand. The increase in revenues was offset by lower sales resulting from cessation of a supply contract and a milder flu season than in 2009, as discussed below. These factors decreased sales by approximately 2 percentage points. The company estimates that stimulus-funded spending increased revenues by approximately 1 percentage point in 2010, primarily in the first quarter.

The company’s strategy is to augment internal growth at existing businesses with complementary acquisitions such as those completed in 2010 and 2009. The company’s principal acquisitions are described below.

●
Fermentas, a manufacturer and global distributor of enzymes, reagents and kits for molecular and cellular biology research, was acquired in July 2010 to expand the company’s ability to provide complete workflows for genomics research.

●
Finnzymes, a provider of integrated tools for molecular biology analysis, including reagents, instruments, consumables and kits, was acquired in March 2010 to expand the company’s portfolio of reagents and other consumables for the molecular biology research and diagnostics markets.

●
Ahura Scientific, a provider of handheld spectroscopy instruments that are used worldwide in the identification of chemicals for safety, security and pharmaceutical applications, was acquired in February 2010 to expand the company’s portfolio of portable analytical devices.

●
B.R.A.H.M.S. AG, a leading provider of specialty diagnostic tests based on patented biomarkers for sepsis, cardiovascular and pulmonary diseases, as well as intensive care treatments and prenatal screening, was acquired in October 2009 to increase the breadth of the company’s specialty diagnostics portfolio and provide a significant reagent manufacturing center in Europe.

●
Biolab, an Australia-based provider of analytical instruments, life science consumables and laboratory equipment, was acquired in April 2009 to broaden the geographic reach of the company’s customer channels.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview of Results of Operations and Liquidity (continued)

On December 13, 2010, the company and Dionex Corporation, a leading manufacturer and marketer of chromatography systems, announced that their Boards of Directors unanimously approved a transaction under which Thermo Fisher would acquire all of the outstanding shares of Dionex for $118.50 per share in cash, or a total purchase price of approximately $2.1 billion. Dionex, headquartered in Sunnyvale, California, is a global leader in the manufacturing and marketing of liquid chromatography and sample preparation systems, consumables, and software for chemical analysis. Dionex systems are used worldwide in environmental analysis and by the life sciences, chemical, petrochemical, food and beverage, power generation, and electronics industries. Their expertise in applications and instrumentation helps analytical scientists to evaluate and develop pharmaceuticals, establish environmental regulations, and produce better industrial products. The transaction is subject to a majority of the outstanding shares of Dionex having been tendered and certain regulatory approvals.

In 2010, operating income and operating income margin were $1.21 billion and 11.4%, respectively, compared with $1.00 billion and 10.1%, respectively, in 2009. The increases in operating income and operating income margin were due to profit on incremental sales and, to a lesser extent, productivity improvements, global sourcing initiatives and lower operating costs following restructuring actions. In addition, amortization expense decreased by $25 million in 2010, primarily due to the completion of amortization of acquisition-related intangibles from a 2005 acquisition.

The company’s effective tax rates were 9.8% and 6.5% in 2010 and 2009, respectively. The increase in the effective tax rate was primarily due to increased earnings in higher tax jurisdictions. The tax provision in 2010 was favorably affected by $17.4 million or 1.6 percentage points resulting primarily from the resolution of tax audits and the impact on deferred tax balances of changes in tax rates. The company expects its effective tax rate in 2011 will be between 15.5% and 17.5% based on currently forecasted rates of profitability in the countries in which the company conducts business. The tax provision in 2009 was favorably affected by $5.5 million or 0.6 percentage points resulting from the reversal of a tax reserve established at acquisition and the impact on deferred tax balances of changes in tax rates.

Income from continuing operations increased to $997 million in 2010, from $823 million in 2009, primarily due to the items discussed above that increased operating income, offset in part by a higher tax rate.

During 2010, the company’s cash flow from operations totaled $1.50 billion (including $45 million from discontinued operations), compared with $1.66 billion (including $47 million from discontinued operations) for 2009. The decrease resulted primarily from increases in working capital items, particularly accounts receivable and inventories to support the growth in sales.

As of December 31, 2010, the company’s outstanding debt totaled $2.14 billion, of which approximately $0.33 billion is convertible debt, at a conversion price of $40.20 per share. Upon an investor’s election to convert, the company is required to pay the principal portion of these debentures in cash, and the balance of the conversion value in either cash or stock, at the company's election. For any holders electing to convert in the next 12 months or electing to put the debt to the company at the first date on which this is permitted (March 2011), the company intends to draw on its revolving credit facility to fund any principal payments in excess of $100 million which has been classified as a current liability in the accompanying balance sheet. The facility is an unsecured revolving credit agreement expiring in 2012 with available capacity of $952 million at December 31, 2010.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview of Results of Operations and Liquidity (continued)

    In December 2010, the company obtained short-term financing commitments from two investment banking firms to fund $1.5 billion of the purchase price of Dionex. However, in February 2011, the company issued $2.2 billion of senior notes with maturities of 3 – 10 years, primarily to fund the purchase of Dionex, and subsequently terminated the short-term financing commitment. If the company does not consummate the Dionex acquisition by September 30, 2011, the company will be required to redeem these notes in whole at a redemption price of 101% of the aggregate principal, plus accrued and unpaid interest.

The company believes that its existing cash and short-term investments of $926 million as of December 31, 2010, and the company’s future cash flow from operations together with available borrowing capacity under its revolving credit agreement, are sufficient to meet the cash requirements of its existing businesses for the foreseeable future, including at least the next 24 months.

Critical Accounting Policies and Estimates

The company’s discussion and analysis of its financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent liabilities. On an on-going basis, management evaluates its estimates, including those related to bad debts, inventories, business combinations, intangible assets and goodwill, equity investments, sales returns, warranty obligations, income taxes, contingencies and litigation, pension costs and stock-based compensation. Management believes the most complex and sensitive judgments, because of their significance to the consolidated financial statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. Management bases its estimates on historical experience, current market and economic conditions and other assumptions that management believes are reasonable. The results of these estimates form the basis for judgments about the carrying value of assets and liabilities where the values are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The company believes the following represent its critical accounting policies and estimates used in the preparation of its financial statements:

(a)       Accounts Receivable

The company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. Such allowances totaled $39 million at December 31, 2010. The company estimates the amount of customer receivables that are uncollectible based on the age of the receivable, the creditworthiness of the customer and any other information that is relevant to the judgment. If the financial condition of the company’s customers were to deteriorate, reducing their ability to make payments, additional allowances would be required.

(b)       Inventories

The company writes down its inventories for estimated excess quantities and obsolescence based on differences between the cost and estimated net realizable value taking into consideration usage in the preceding 12 months, expected demand and any other information that is relevant to the judgment. If ultimate usage or demand varies significantly from expected usage or demand, additional writedowns may be required.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates (continued)

    (c)        Intangible Assets and Goodwill

The company uses assumptions and estimates in determining the fair value of assets acquired and liabilities assumed in a business combination. A significant portion of the purchase price in many of the company’s acquisitions is assigned to intangible assets that require the use of significant judgment in determining (i) fair value; and (ii) whether such intangibles are amortizable or non-amortizable and, if the former, the period and the method by which the intangible asset will be amortized. The company estimates the fair value of acquisition-related intangible assets principally based on projections of cash flows that will arise from identifiable intangible assets of acquired businesses. The projected cash flows are discounted to determine the present value of the assets at the dates of acquisition. Amortizable intangible assets totaled $4.58 billion at December 31, 2010. The company reviews definite-lived intangible assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Actual cash flows arising from a particular intangible asset could vary from projected cash flows which could imply different carrying values from those established at the dates of acquisition and which could result in impairment of such asset.

The company evaluates goodwill and indefinite-lived intangible assets for impairment annually and when events occur or circumstances change that may reduce the fair value of the asset below its carrying amount. Events or circumstances that might require an interim evaluation include unexpected adverse business conditions, economic factors, unanticipated technological changes or competitive activities, loss of key personnel and acts by governments and courts. Goodwill and indefinite-lived intangible assets totaled $9.00 billion and $1.33 billion, respectively, at December 31, 2010. Estimates of future cash flows require assumptions related to revenue and operating income growth, asset-related expenditures, working capital levels and other factors. Different assumptions from those made in the company’s analysis could materially affect projected cash flows and the company’s evaluation of goodwill and indefinite-lived intangible assets for impairment.

The company’s businesses were adversely affected in 2009 by the global economic downturn, although results progressively improved during the year and in 2010. Projections of profitability for 2011 and thereafter and indicated fair values based on peer revenues and earnings trading multiples were sufficient to conclude that no impairment of goodwill or indefinite-lived intangible assets existed at December 31, 2010. There can be no assurance, however, that an economic recovery will continue into 2011 and that a downturn will not materially adversely affect peer trading multiples and the company’s businesses such that they do not achieve their forecasted profitability and these assets become impaired. Should the fair value of the company’s goodwill or indefinite-lived intangible assets decline because of reduced operating performance, market declines, or other indicators of impairment, or as a result of changes in the discount rate, charges for impairment may be necessary.

(d)       Other Long-lived Assets

The company reviews other long-lived assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Other long-lived assets totaled $2.31 billion at December 31, 2010, including $1.36 billion of fixed assets. In testing a long-lived asset for impairment, assumptions are made concerning projected cash flows associated with the asset. Estimates of future cash flows require assumptions related to revenue and operating income growth and asset-related expenditures associated with the asset being reviewed for impairment. Should future cash flows decline significantly from estimated amounts, charges for impairment of other long-lived assets may be necessary.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates (continued)

    (e)        Revenues

In instances where the company sells equipment with a related installation obligation, the company generally recognizes revenue related to the equipment when title passes. The company recognizes revenue related to the installation when it performs the installation. The allocation of revenue between the equipment and the installation is based on relative fair value at the time of sale. Should the fair value of either the equipment or the installation change, the company’s revenue recognition would be affected.

In instances where the company sells equipment with customer-specified acceptance criteria, the company must assess whether it can demonstrate adherence to the acceptance criteria prior to the customer’s acceptance testing to determine the timing of revenue recognition. If the nature of customer-specified acceptance criteria were to change or grow in complexity such that the company could not demonstrate adherence, the company would be required to defer additional revenues upon shipment of its products until completion of customer acceptance testing.

The company’s software license agreements generally include multiple products and services, or “elements.” The company recognizes software license revenue based on the residual method after all elements have either been delivered or vendor specific objective evidence (VSOE) of fair value exists for any undelivered elements. In the event VSOE is not available for any undelivered element, revenue for all elements is deferred until delivery of all elements is completed. Revenues from software maintenance and support contracts are recognized on a straight-line basis over the term of the contract. VSOE of fair value of software maintenance and support is determined based on the price charged for the maintenance and support when sold separately. Revenues from training and consulting services are recognized as services are performed, based on VSOE, which is determined by reference to the price customers pay when the services are sold separately.

The company records reductions to revenue for estimated product returns by customers. Should a greater or lesser number of products be returned, additional adjustments to revenue may be required.

(f)        Warranty Obligations

At the time the company recognizes revenue, it provides for the estimated cost of product warranties in cost of product revenues based primarily on historical experience and knowledge of any specific warranty problems that indicate projected warranty costs may vary from historical patterns. The liability for warranty obligations of the company’s continuing operations totaled $42 million at December 31, 2010. Should product failure rates or the actual cost of correcting product failures vary from estimates, revisions to the estimated warranty liability would be necessary.

(g)       Income Taxes

In the ordinary course of business there is inherent uncertainty in quantifying the company’s income tax positions. The company assesses income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the company has recorded the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. The company’s reserve for these matters totaled $62 million at December 31, 2010. Where applicable, associated interest expense has also been recognized.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates (continued)

The company operates in numerous countries under many legal forms and, as a result, is subject to the jurisdiction of numerous domestic and non-U.S. tax authorities, as well as to tax agreements and treaties among these governments. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties, currency exchange restrictions or the company’s level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of current and deferred tax balances and hence the company’s net income.

The company estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction, and provides a valuation allowance for tax assets and loss carryforwards that it believes will more likely than not go unused. If it becomes more likely than not that a tax asset or loss carryforward will be used, the company reverses the related valuation allowance. Any such reversals are recorded as a reduction of the company’s tax provision. The company’s tax valuation allowance totaled $156 million at December 31, 2010. Should the company’s actual future taxable income by tax jurisdiction vary from estimates, additional allowances or reversals thereof may be necessary.

The company provides a liability for future income tax payments in the worldwide tax jurisdictions in which it operates. Accrued income taxes totaled $59 million at December 31, 2010. Should tax return positions that the company expects are sustainable not be sustained upon audit, the company could be required to record an incremental tax provision for such taxes. Should previously unrecognized tax benefits ultimately be sustained, a reduction in the company’s tax provision would result.

(h)       Contingencies and Litigation

The company records accruals for various contingencies, including legal proceedings, environmental, workers’ compensation, product, general and auto liabilities, and other claims that arise in the normal course of business. The accruals are based on management’s judgment, historical claims experience, the probability of losses and, where applicable, the consideration of opinions of internal and or external legal counsel and actuarial estimates. Reserves of acquired businesses, including environmental reserves, were initially recorded at fair value and discounted to their net present value. Additionally, the company records receivables from third-party insurers when recovery has been determined to be probable.

(i)         Pension and Other Retiree Benefits

Several of the company’s U.S. and non-U.S. subsidiaries sponsor defined benefit pension and other retiree benefit plans. The cost and obligations of these arrangements are calculated using many assumptions to estimate the benefits that the employee earns while working, the amount of which cannot be completely determined until the benefit payments cease. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets and rate of increase in employee compensation levels. Assumptions are determined based on company data and appropriate market indicators in consultation with third-party actuaries, and are evaluated each year as of the plans’ measurement date. Net periodic pension costs for the company’s pension and other postretirement benefit plans totaled $14 million in 2010. The company’s unfunded benefit obligation totaled $244 million at year-end 2010 compared with $225 million at year-end 2009. Should any of these assumptions change, they would have an effect on net periodic pension costs and the unfunded benefit obligation. For example, a 10% decrease in the discount rate would result in an annual increase in pension and other postretirement benefit expense of approximately $4 million and an increase in the benefit obligation of approximately $84 million.

The company expects to contribute between $20 and $30 million to its defined benefit pension plans in 2011.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates (continued)

    (j)        Stock-based Compensation

The fair value of most stock options granted by the company is estimated using the Black-Scholes option pricing model. For option grants and restricted stock units that require achievement of both service and market conditions, a lattice model is used to estimate fair value. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Management estimates expected volatility based on the historical volatility of the company’s stock. Historical data on exercise patterns is the basis for determining the expected life of an option. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the expected life assumed at the date of grant. Changes in these input variables would affect the amount of expense associated with stock-based compensation. The compensation expense recognized for all stock-based awards is net of estimated forfeitures. The company estimates forfeiture rates based on historical analysis of option forfeitures. If actual forfeitures should vary from estimated forfeitures, adjustments to compensation expense may be required.

Results of Operations

2010 Compared With 2009

Continuing Operations

			Total	Currency	Acquisitions/
(In millions)	2010	2009	Change	Translation	Divestitures	Operations

Revenues
Analytical Technologies	$4,502.7	$4,053.0	$449.7	$(19.8)	$233.0	$236.5
Laboratory Products and Services	6,583.6	6,329.4	254.2	(0.5)	33.9	220.8
Eliminations	(516.1)	(470.8)	(45.3)	1.2	0.1	(46.6)

Consolidated Revenues	$10,570.2	$9,911.6	$658.6	$(19.1)	$267.0	$410.7

Sales in 2010 were $10.57 billion, an increase of $659 million from 2009. The unfavorable effects of currency translation resulted in a decrease in revenues of $19 million in 2010. Sales increased $267 million due to acquisitions, net of divestitures. Aside from the effects of currency translation and acquisitions, net of divestitures, revenues increased $411 million (4%) due to increased demand and, to a lesser extent, higher stimulus-funded spending by customers and price increases. Sales rebounded from a weak 2009 when the company believes a global economic slowdown reduced demand. Sales growth was strong in Asia, moderate in North America and modest in Europe in 2010. The increase in revenues was offset in part by cessation of a supply contract and a milder flu season in 2010 which together unfavorably affected revenue growth by 2 percentage points in 2010. The company estimates that stimulus-funded spending increased revenues by approximately 1 percentage point in 2010, primarily in the first quarter.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations (continued)

In 2010, operating income and operating income margin were $1.21 billion and 11.4%, respectively, compared with $1.00 billion and 10.1%, respectively, in 2009. The increases in operating income and operating income margin were due to profit on incremental sales and, to a lesser extent, productivity improvements, global sourcing initiatives and lower operating costs following restructuring actions. In addition, amortization expense decreased by $25 million in 2010, primarily due to the completion of amortization of acquisition-related intangibles from a 2005 acquisition.

In 2010, the company recorded restructuring and other costs, net, of $79 million, including: $16 million of charges to cost of revenues related to the sale of inventories revalued at the date of acquisition and, to a lesser extent, accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations and $3 million of charges to selling, general and administrative expenses for transaction costs, net, primarily related to the pending acquisition of Dionex and revisions of estimated contingent consideration, principally related to the acquisition of Ahura Scientific, offset in part by a gain of $11 million on settlement with product liability insurers. The company incurred $34 million of cash costs, primarily for actions initiated in 2009 and, to a lesser extent, 2010 in response to the downturn in the economy and reduced revenues, including severance to reduce headcount at several businesses and abandoned facility expenses at businesses that have been or are being consolidated. The company recorded impairment charges of $17 million for intangible assets associated with several small business units. The company also recorded a $6 million charge on a patent infringement claim initiated prior to a business unit’s acquisition by the company and $3 million of asset write-downs associated with abandoned facilities held for sale (Note 14).

In 2009, the company recorded restructuring and other costs, net, of $67 million, including $7 million of charges to cost of revenues related to the sale of inventories revalued at the date of acquisition and accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations and $2 million of charges to selling, general and administrative expenses for transaction costs related to the acquisitions of Biolab and B.R.A.H.M.S. offset in part by a gain primarily for settlement of certain product liability-related matters. The company incurred $60 million of cash costs, primarily for actions in response to the downturn in the economy and reduced revenues, including severance to reduce headcount at several businesses and abandoned facility expenses at businesses that have been or are being consolidated. The company also incurred a $2 million loss on an abandoned facility held for sale that was sold in July 2009 and a $3 million charge for pension termination benefits, offset by a $7 million gain on the settlement of a litigation-related matter assumed as part of the merger with Fisher in 2006.

As of February 24, 2011, the company has identified restructuring actions that will result in additional charges of approximately $35 million in 2011 and expects to identify additional actions during 2011. The restructuring actions initiated in 2010 will result in annual cost savings of approximately $50 million beginning primarily in 2011, including $15 million in the Analytical Technologies segment and $35 million in the Laboratory Products and Services segment. The restructuring actions initiated in 2009 resulted in annual cost savings beginning in the second half of 2009 and early 2010 of approximately $60 million, including $40 million in the Analytical Technologies segment and $20 million in the Laboratory Products and Services segment.

Segment Results

The company’s management evaluates segment operating performance using operating income before certain charges/credits to cost of revenues and selling, general and administrative expenses, principally associated with acquisition accounting; restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines; and amortization of acquisition-related intangible assets. The company uses these measures because it helps management understand and evaluate the segments’ core operating results and facilitate comparison of performance for determining compensation (Note 3). Accordingly, the following segment data is reported on this basis.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations (continued)

(Dollars in millions)	2010	2009	Change

Revenues
Analytical Technologies	$4,502.7	$4,053.0	11%
Laboratory Products and Services	6,583.6	6,329.4	4%
Eliminations	(516.1)	(470.8)	10%

Consolidated Revenues	$10,570.2	$9,911.6	7%

Segment Income
Analytical Technologies	$928.0	$788.0	18%
Laboratory Products and Services	912.1	861.4	6%

Subtotal Reportable Segments	1,840.1	1,649.4	12%

Cost of Revenues Charges	(16.0)	(6.7)
Selling, General and Administrative Charges, Net	(3.0)	(1.5)
Restructuring and Other Costs, Net	(60.4)	(59.2)
Amortization of Acquisition-related Intangible Assets	(554.7)	(579.9)

Consolidated Operating Income	$1,206.0	$1,002.1	20%

Reportable Segments Operating Income Margin	17.4%	16.6%

Consolidated Operating Income Margin	11.4%	10.1%

Income from the company’s reportable segments increased 12% to $1.84 billion in 2010 due primarily to profit on incremental sales and, to a lesser extent, productivity improvements including global sourcing and lower operating costs following restructuring actions. The company also refers to this measure as adjusted operating income.

   Analytical Technologies

(Dollars in millions)	2010	2009	Change

Revenues	$4,502.7	$4,053.0	11%

Operating Income Margin	20.6%	19.4%	1.2

Sales in the Analytical Technologies segment increased $450 million to $4.50 billion in 2010. The unfavorable effects of currency translation resulted in a decrease in revenue of $20 million in 2010. Sales increased $233 million due to acquisitions, net of divestitures. In addition to the changes in revenue resulting from currency translation and acquisitions, net of divestitures, revenues increased $237 million (6%) primarily due to increased demand including higher stimulus-funded spending by customers, particularly in the first quarter. Demand in industrial markets for environmental and process control equipment improved in 2010. Demand was also strong for mass spectrometry instruments, bioscience offerings and clinical diagnostic consumables.

Operating income margin was 20.6% in 2010 and 19.4% in 2009. The increase resulted from profit on incremental sales and, to a lesser extent, productivity improvements, global sourcing initiatives and lower operating costs following restructuring actions.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations (continued)

   Laboratory Products and Services

(Dollars in millions)	2010	2009	Change

Revenues	$6,583.6	$6,329.4	4%

Operating Income Margin	13.9%	13.6%	0.3

Sales in the Laboratory Products and Services segment increased $254 million to $6.58 billion in 2010. The unfavorable effects of currency translation resulted in a nominal decrease in revenues in 2010. Sales increased $34 million due to acquisitions, net of divestitures. In addition to the changes in revenue resulting from currency translation and acquisitions, net of divestitures, revenues increased $221 million (4%) primarily due to stronger demand and, to a lesser extent, increased prices. Demand for laboratory equipment, which had been particularly weak in 2009, and consumables improved in 2010. The increase in revenues was offset in part by a $102 million, net reduction in sales due to termination and transition of a supply contract discussed below and, to a lesser extent, lower revenues associated with flu due to milder flu conditions in 2010.

In November 2009, a significant supplier of the company’s healthcare market channel notified the company that it intended to cease an existing supply arrangement in mid-2010. The company believes this was in part a response to the company’s strategic decision to expand its product offerings to provide its customers with a broader menu of diagnostic solutions. The company has signed an agreement with an alternative supplier of laboratory products and has begun selling these and other products from the new supplier offsetting a portion of the drop in revenue. As a result of these events, sales were unfavorably affected by $102 million, net, in 2010 compared with 2009. The company expects that cessation of the supply contract will continue to unfavorably affect revenue growth by approximately $55 million in the first half of 2011.

Operating income margin increased to 13.9% in 2010 from 13.6% in 2009, primarily due to profit on incremental sales and, to a lesser extent, productivity improvements, global sourcing initiatives and lower operating costs following restructuring actions, offset in part by strategic investments including expansion of sales and marketing staff in the Asia/Pacific region and information technology initiatives in Europe.

Other Expense, Net

The company reported other expense, net, of $100 million and $122 million in 2010 and 2009, respectively (Note 4). Interest expense decreased to $85 million from $118 million in 2009 primarily as a result of lower interest rates on variable rate debt following refinancings completed in late 2009 and the first half of 2010. In 2010 and 2009, other expense, net, includes losses on the early extinguishment of debt of $17 million and $15 million, respectively (Note 9) and in 2010, $8 million of fees associated with short-term financing commitments for the pending Dionex acquisition.

Provision for Income Taxes

The company’s effective tax rates were 9.8% and 6.5% in 2010 and 2009, respectively. The increase in the effective tax rate was primarily due to increased earnings in higher tax jurisdictions. The tax provision in 2010 was favorably affected by $17.4 million or 1.6 percentage points resulting primarily from the resolution of tax audits and the impact on deferred tax balances of changes in tax rates. The company expects its effective tax rate in 2011 will be between 15.5% and 17.5% based on currently forecasted rates of profitability in the countries in which the company conducts business. The tax provision in 2009 was favorably affected by $5.5 million or 0.6 percentage points resulting from the reversal of a tax reserve established at acquisition and the impact on deferred tax balances of changes in tax rates.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations (continued)

In the third quarter of 2010, the U.S. Congress enacted legislation that the company expects will reduce the amount of foreign tax credits available to the company beginning in 2011. While complete detailed regulations have yet to be issued, the company is studying the possible effect of the legislation and has identified tax planning and mitigating actions it will undertake which are expected to offset the adverse impact on the company’s tax provision of a loss of foreign tax credits.

Contingent Liabilities

The company is contingently liable with respect to certain legal proceedings and related matters. An unfavorable outcome in one or more of the matters described under “Litigation and Related Contingencies” in Note 10 could materially affect the company’s financial position as well as its results of operations and cash flows.

Discontinued Operations

    On April 4, 2011, the company sold, in separate transactions, its Athena Diagnostics business (Athena), part of the Analytical Technologies segment, for $740 million in cash and its Lancaster Laboratories business (Lancaster), part of the Laboratory Products and Services segment, for $180 million in cash and escrowed proceeds of $20 million, due in October 2012. Revenues and operating income of the two businesses aggregated approximately $225 million and $60 million, respectively, in 2010. Athena provides diagnostic testing for neurological and other diseases, with an emphasis on gene-based tests. Lancaster is a contract-testing laboratory that provides analytical laboratory services. The results of both businesses have been included in the accompanying financial statements as discontinued operations for all periods presented (Note 17). After-tax income from discontinued operations was $36 million and $28 million, in 2010 and 2009, respectively. The increase in income was primarily due to incremental profit on higher revenues of the discontinued businesses.

During 2010, the company recorded additional proceeds related to a business divested in 2003, resulting in an after-tax gain of $2.5 million.

Recent Accounting Pronouncements

In September 2009, the Emerging Issues Task Force issued new rules pertaining to the accounting for revenue arrangements with multiple customer deliverables and for software-enabled products. The new rule pertaining to arrangements under which the company has multiple customer deliverables provides an alternative method for establishing the fair value of a deliverable when vendor specific objective evidence or third-party evidence is not available. The guidance requires the determination of the best estimate of selling price to separate deliverables and allows the allocation of the customer’s consideration using this relative selling price model. The new guidance pertaining to software-enabled products revised the existing software accounting guidance to exclude equipment where the software is more than incidental to the value of the product. Under the new standard, such equipment is accounted for under revenue recognition criteria applicable to tangible products instead of that applicable to software. The company adopted the rules prospectively on January 1, 2010. Adoption did not materially affect the company’s results of operations or financial position.

Effective January 1, 2010, the company adopted new accounting guidance pertaining to the consolidation assessment of variable interest entities. The new guidance requires the company to determine whether its variable interests in third party entities give the company a controlling financial interest in the entities. This amended guidance replaces the previous quantitative approach for identifying when enterprises should consolidate variable interest entities with a qualitative analysis, based on which enterprise has both (1) the power to direct the economic activities of a variable interest entity and (2) the obligation to absorb losses or receive benefits from the entity that could be significant to the variable interest entity. Adoption of this standard did not have an impact on the company’s results of operations or financial position.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations (continued)

2009 Compared With 2008

Continuing Operations

			Total	Currency	Acquisitions/
(In millions)	2009	2008	Change	Translation	Divestitures	Operations

Revenues
Analytical Technologies	$4,053.0	$4,373.4	$(320.4)	$(92.2)	$44.7	$(272.9)
Laboratory Products and Services	6,329.4	6,365.7	(36.3)	(126.8)	121.8	(31.3)
Eliminations	(470.8)	(425.9)	(44.9)	8.6	(0.5)	(53.0)

Consolidated Revenues	$9,911.6	$10,313.2	$(401.6)	$(210.4)	$166.0	$(357.2)

Sales in 2009 were $9.91 billion, a decrease of $402 million from 2008. The unfavorable effects of currency translation resulted in a decrease in revenues of $210 million in 2009. Sales increased $166 million due to acquisitions, net of divestitures. Aside from the effects of currency translation and acquisitions, net of divestitures, revenues decreased $357 million (3%) primarily a result of decreased demand which the company believes was due to economic uncertainty offset in part by price increases, as described by segment below. Sales of equipment and, to a lesser extent, services were particularly affected as the company believes customers reduced purchases due to the global market downturn. Sales of consumables grew modestly, however, and were not as significantly affected by the severe economic conditions. Sales were down in North America and Europe but grew modestly in Asia.

In the latter part of 2009, the dollar weakened against other major currencies in which the company sells products and services. Weakening of the dollar had a favorable effect on revenues of the company of approximately 3% in the fourth quarter of 2009 compared with the fourth quarter of 2008.

In 2009, operating income and operating income margin were $1.00 billion and 10.1%, respectively, compared with $1.19 billion and 11.6%, respectively, in 2008. The decrease in operating income was due to lower profitability at existing businesses resulting from decreased revenues offset in part by price increases and productivity improvements including lower operating costs following restructuring actions and global sourcing initiatives. In addition, restructuring and other costs increased $31 million in 2009 due primarily to a pension plan curtailment gain in the 2008 period and, to a lesser extent, increased cost reduction measures in 2009 due to the economic downturn.

In 2009, the company recorded restructuring and other costs, net, of $67 million, including $7 million of charges to cost of revenues related to the sale of inventories revalued at the date of acquisition and accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations and $2 million of charges to selling, general and administrative expenses for transaction costs related to the acquisitions of Biolab and B.R.A.H.M.S. offset in part by a gain primarily for settlement of certain pre-merger Fisher product liability-related matters. The company incurred $60 million of cash costs, primarily for actions in response to the downturn in the economy and reduced revenues, including severance to reduce headcount at several businesses and abandoned facility expenses at businesses that have been or are being consolidated. The company also incurred a $2 million loss on an abandoned facility held for sale that was sold in July 2009 and a $3 million charge for pension termination benefits, offset by a $7 million gain on the settlement of a litigation-related matter assumed as part of the merger with Fisher in 2006 (Note 14).

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations (continued)

In 2008, the company recorded restructuring and other costs, net, of $37 million, including $2 million of charges to cost of revenues related to the sale of inventories revalued at the date of acquisition and accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. The company incurred $38 million of cash costs primarily for severance to reduce headcount at several businesses in response to economic uncertainty and a decline in financial markets and for abandoned facility expenses at businesses that have been or are being consolidated. The company also recorded a $7 million charge for the impairment of acquisition-related intangible assets associated with a small business unit acquired as part of Fisher, a $5 million loss from a litigation-related matter assumed as part of the merger with Fisher, a $3 million net loss on the sale of businesses and a $3 million charge for in-process research and development at an acquired business. These charges were offset by a $19 million gain on the curtailment of part of a pension plan in the U.S.

Segment Results

(Dollars in millions)	2009	2008	Change

Revenues
Analytical Technologies	$4,053.0	$4,373.4	(7)%
Laboratory Products and Services	6,329.4	6,365.7	(1)%
Eliminations	(470.8)	(425.9)	11%

Consolidated Revenues	$9,911.6	$10,313.2	(4)%

Segment Income
Analytical Technologies	$788.0	$917.4	(14)%
Laboratory Products and Services	861.4	899.5	(4)%

Subtotal Reportable Segments	1,649.4	1,816.9	(9)%

Cost of Revenues Charges	(6.7)	(1.5)
Selling, General and Administrative Costs, Net	(1.5)	—
Restructuring and Other Costs, Net	(59.2)	(35.4)
Amortization of Acquisition-related Intangible Assets	(579.9)	(585.7)

Consolidated Operating Income	$1,002.1	$1,194.3	(16)%

Reportable Segments Operating Income Margin	16.6%	17.6%

Consolidated Operating Income Margin	10.1%	11.6%

Income from the company’s reportable segments decreased 9% to $1.65 billion in 2009 due primarily to lower profitability at existing businesses, resulting from decreased revenues offset in part by price increases and productivity improvements including global sourcing and lower operating costs following restructuring actions.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations (continued)

   Analytical Technologies

(Dollars in millions)	2009	2008	Change

Revenues	$4,053.0	$4,373.4	(7)%

Operating Income Margin	19.4%	21.0%	(1.6)

Sales in the Analytical Technologies segment decreased $320 million to $4.05 billion in 2009. The unfavorable effects of currency translation resulted in a decrease in revenue of $92 million in 2009. Sales increased $45 million due to acquisitions, net of divestitures. In addition to the changes in revenue resulting from currency translation and acquisitions, net of divestitures, revenues decreased $273 million (6%) primarily due to lower demand offset in part by increased prices. Demand in industrial markets for environmental and process control instruments was particularly weak, which the company believes was due to the global economic downturn. The decrease in sales of these products was offset in part by higher demand for bioscience offerings and diagnostic products, including flu tests.

Operating income margin was 19.4% in 2009 and 21.0% in 2008. The decrease resulted from lower profitability from decreased revenues, offset in part by price increases and productivity improvements, including lower operating costs following restructuring actions and global sourcing initiatives.

   Laboratory Products and Services

(Dollars in millions)	2009	2008	Change

Revenues	$6,329.4	$6,365.7	(1)%

Operating Income Margin	13.6%	14.1%	(0.5)

Sales in the Laboratory Products and Services segment decreased $36 million to $6.33 billion in 2009. The unfavorable effects of currency translation resulted in a decrease in revenues of $127 million in 2009. Sales increased $122 million due to acquisitions, net of divestitures. In addition to the changes in revenue resulting from currency translation and acquisitions, net of divestitures, revenues decreased $31 million primarily due to a decrease in sales of products purchased from a supplier discussed below, offset in part by increased prices. Demand for laboratory equipment was weak as the company believes customers reduced purchases due to the global economic downturn, however, this was more than offset by higher demand for products purchased through the company’s research market and healthcare market channels.

In July 2008, the company and a significant supplier of its healthcare market channel extended an existing agreement for two years through 2010. Under the revised agreement, the company’s revenues from the sale of products purchased from the supplier decreased $61 million in 2009 to $205 million.

Operating income margin decreased to 13.6% in 2009 from 14.1% in 2008, primarily due to lower profitability from decreased revenues, offset in part by price increases and productivity improvements, including lower operating costs following restructuring actions and global sourcing initiatives.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations (continued)

Other Expense, Net

The company reported other expense, net, of $122 million and $101 million in 2009 and 2008, respectively (Note 4). Interest income decreased to $16 million in 2009 from $52 million in 2008 primarily due to lower interest rates on invested cash balances. Interest expense decreased to $118 million from $152 million in 2008 primarily as a result of a reduction in average debt and lower interest rates on variable rate debt. In 2009, other expense, net, includes a $15 million loss on the early extinguishment of debt (Note 9).

Provision for Income Taxes

The company’s effective tax rates were 6.5% and 12.7% in 2009 and 2008, respectively. The decrease in the effective tax rate was primarily due to reduced earnings in higher tax jurisdictions. The tax provision in 2009 was favorably affected by $5.5 million or 0.6 percentage points resulting from the reversal of a tax reserve established at acquisition and the impact on deferred tax balances of changes in tax rates. The tax provision in 2008 was favorably affected by $28 million or 2.6 percentage points resulting from the impact on deferred tax balances of changes in tax rates.

Discontinued Operations

    As described above and in Note 17 to the accompanying financial statements, the company sold two businesses on April 4, 2011.  The results of both businesses have been included in the accompanying financial statements as discontinued operations for all periods presented. After-tax income from discontinued operations was $28 million and $21 million, in 2009 and 2008, respectively. The increase in income was primarily due to incremental profit on higher revenues of the discontinued businesses.

During 2008, the company recorded additional proceeds and the reversal of a reserve on a note receivable related to a business divested in 2003, resulting in an after-tax gain of $6 million. The note was collected in July 2008.

Liquidity and Capital Resources

Consolidated working capital was $2.43 billion at December 31, 2010, compared with $2.89 billion at December 31, 2009. Included in working capital were cash, cash equivalents and short-term investments of $0.93 billion at December 31, 2010 and $1.57 billion at December 31, 2009. The decreases resulted primarily from cash used for repurchases of company common stock and acquisitions, as discussed below.

2010

Cash provided by operating activities was $1.50 billion during 2010. Increases in accounts receivable and inventories used cash of $80 million and $28 million, respectively, primarily to support growth in sales. Increases in other assets used cash of $81 million primarily due to the timing of value added tax (VAT) refunds and prepaid expenses. Cash payments for income taxes totaled $370 million in 2010, compared with $330 million in 2009 due to an increase in taxable income. Payments for restructuring actions, principally severance costs and lease and other expenses of real estate consolidation, used cash of $47 million during 2010.

During 2010, the company’s primary investing activities included acquisitions and the purchase of property, plant and equipment. The company expended $606 million for acquisitions and $258 million for purchases of property, plant and equipment. In December 2010, the company entered an agreement to acquire Dionex Corporation for $2.1 billion in cash. Completion of the acquisition is subject to a majority of the outstanding shares of Dionex having been tendered and certain regulatory approvals. In February 2011, the company entered separate agreements to sell both its Athena Diagnostics and Lancaster Laboratories businesses for aggregate consideration of $940 million. The transactions closed in April 2011.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources (continued)

The company’s financing activities used $1.30 billion of cash during 2010, principally for the extinguishment of debt and repurchase of $1.01 billion of the company’s common stock, offset in part by the net proceeds from the issuance of long-term debt of $741 million. The company used the net proceeds from the issuance of debt and existing cash balances to convert all of the $326 million principal outstanding on its Floating Rate Convertible Debentures due 2033 for a total cash outlay of $573 million and to redeem all of its $500 million principal outstanding 6 1/8% Senior Subordinated Notes at a redemption price of $1,030.63 per $1,000 principal amount for a total cash outlay of $515 million (Note 9). The company’s financing activities also included $77 million of proceeds of employee stock option exercises. On April 19, 2010, the Board of Directors authorized the repurchase of up to $750 million of the company’s common stock through April 19, 2011. On September 8, 2010, the Board of Directors authorized the repurchase of up to an additional $750 million of the company’s common stock through September 8, 2011. At December 31, 2010, $487.5 million was available for future repurchases of the company’s common stock under these authorizations. On February 23, 2011, the Board of Directors authorized the repurchase of up to an additional $750 million of the company’s common stock through February 22, 2012.

The company has no material commitments for purchases of property, plant and equipment and expects that for all of 2011, such expenditures will approximate $285 to $310 million.

As of December 31, 2010, the company’s outstanding debt totaled $2.14 billion, of which approximately $0.33 billion is convertible debt, at a conversion price of $40.20 per share. Upon an investor’s election to convert, the company is required to pay the principal portion of these debentures in cash, and the balance of the conversion value in either cash or stock, at the company's election. For any holders electing to convert in the next 12 months or electing to put the debt to the company at the first date on which this is permitted (March 2011), the company intends to draw on its revolving credit facility to fund any principal payments in excess of $100 million which has been classified as a current liability in the accompanying balance sheet. The facility is an unsecured revolving credit agreement expiring in 2012 with available capacity of $952 million at December 31, 2010.

In December 2010, the company obtained short-term financing commitments from two investment banking firms to fund $1.5 billion of the purchase price of Dionex. However, in February 2011, the company issued $2.2 billion of senior notes with maturities of 3 – 10 years, primarily to fund the purchase of Dionex, and subsequently terminated the short-term financing commitment. If the company does not consummate the Dionex acquisition by September 30, 2011, the company will be required to redeem these notes in whole at a redemption price of 101% of the aggregate principal, plus accrued and unpaid interest.

The company believes that its existing cash and short-term investments of $926 million as of December 31, 2010, and the company’s future cash flow from operations together with available borrowing capacity under its revolving credit agreement, are sufficient to meet the cash requirements of its existing businesses for the foreseeable future, including at least the next 24 months.

2009

Cash provided by operating activities was $1.66 billion during 2009. Decreases in accounts receivable and inventory provided cash of $125 million and $108 million, respectively. A decrease in accounts payable used cash of $45 million. The decrease in accounts receivable resulted primarily from improved collections and the decrease in inventories resulted primarily from increased fourth quarter shipments in 2009 over the fourth quarter of 2008. The decrease in accounts payable was primarily due to the timing of payments. Payments for restructuring actions, principally severance costs and lease and other expenses of real estate consolidation, used cash of $51 million during 2009. Cash payments for income taxes totaled $330 million and $292 million in 2009 and 2008, respectively.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources (continued)

During 2009, the company’s primary investing activities included acquisitions and the purchase of property, plant and equipment. The company expended $637 million for acquisitions and $200 million for purchases of property, plant and equipment.

The company’s financing activities used $558 million of cash during 2009, principally for the extinguishment of debt and the repurchase of $415 million of the company’s common stock, offset in part by net proceeds from the issuance of long-term debt of $748 million. In December 2009, the company redeemed all of the $300 million principal outstanding on its 6.75% Senior Subordinated Notes due 2014 at a redemption price of 103.375% for a total cash outlay of $317 million including accrued interest. Also in December 2009, the company repurchased in a tender offer $282 million aggregate principal amount of its 2.50% convertible Senior Notes due 2023 at $2,072.4743 per $1,000 principal amount for a total cash outlay of $587 million including accrued and unpaid interest (Note 9). The company’s financing activities also included $54 million of proceeds of employee stock option exercises.

2008

Cash provided by operating activities was $1.42 billion during 2008. A decrease in accounts payable used $123 million of cash due to the timing of payments at year-end. Increases in accounts receivable and inventories used cash of $50 million and $49 million, respectively, representing working capital increases associated with the growth in revenues. Cash payments for income taxes, net of refunds, totaled $292 million in 2008 compared with $125 million in 2007, primarily as a result of no longer having tax loss carryforwards in the U.S. Payments for restructuring actions, principally severance costs and lease and other expenses of real estate consolidation, used cash of $36 million during 2008.

During 2008, the company’s primary investing activities included acquisitions and the purchase of property, plant and equipment. The company expended $201 million for acquisitions and $251 million for purchases of property, plant and equipment.

The company’s financing activities used $228 million of cash during 2008, principally for the repurchase of $187 million of the company’s common stock and repayment of $151 million of debt, offset in part by proceeds of stock option exercises. The company had proceeds of $85 million from the exercise of employee stock options and $25 million of tax benefits from the exercise of stock options.

Off-Balance Sheet Arrangements

The company did not use special purpose entities or other off-balance-sheet financing arrangements in 2008 - 2010 except for letters of credit, bank guarantees, surety bonds and other guarantees disclosed in the table below. Of the amounts disclosed in the table below for letters of credit, bank guarantees, surety bonds and other guarantees, $3.9 million relates to guarantees of the performance of third parties, principally in connection with businesses that were sold. The balance relates to guarantees of the company’s own performance, primarily in the ordinary course of business.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources (continued)

Contractual Obligations and Other Commercial Commitments

The table below summarizes, by period due or expiration of commitment, the contractual obligations and other commercial commitments of the company’s continuing operations as of December 31, 2010. The company’s discontinued operations did not have material contractual obligations or commitments.

	Payments due by Period or Expiration of Commitment
(In millions)	2011	2012 and 2013	2014 and 2015	2016 and Thereafter	Total

Contractual Obligations and Other Commercial Commitments
Debt principal, including short-term debt (a)	$104.9	$355.9	$1,110.4	$530.9	$2,102.1
Interest (b)	48.6	94.5	77.1	148.4	368.6
Capital lease obligations	0.8	0.6	0.1	—	1.5
Operating lease obligations	103.2	142.6	80.9	68.6	395.3
Unconditional purchase obligations (c)	197.8	13.1	—	—	210.9
Letters of credit and bank guarantees	68.4	7.7	0.1	20.2	96.4
Surety bonds and other guarantees	36.5	10.2	—	—	46.7
Pension obligations on balance sheet	24.0	53.2	59.7	109.6	246.5
Asset retirement obligations	4.0	4.8	2.3	11.4	22.5
Acquisition-related contingent consideration accrued on balance sheet	27.5	1.2	—	—	28.7
Other (d)	6.2	—	—	—	6.2

	$621.9	$683.8	$1,330.6	$889.1	$3,525.4

(a)	Amounts represent the expected cash payments for debt and do not include any deferred issuance costs.
(b)	For the purpose of this calculation, amounts assume interest rates on floating rate obligations remain unchanged from levels at December 31, 2010, throughout the life of the obligation.
(c)
Unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at any time without penalty.

(d)	Obligation represents funding commitments pursuant to investments held by the company.

Reserves for unrecognized tax benefits of $62 million have not been included in the above table due to the inability to predict the timing of tax audit resolutions.

In December 2010, the company entered into an agreement to acquire Dionex Corporation for $2.1 billion in cash. Completion of the acquisition is subject to a majority of the outstanding shares of Dionex having been tendered and certain regulatory approvals.

THERMO FISHER SCIENTIFIC INC.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources (continued)

The company has no material commitments for purchases of property, plant and equipment but expects that for 2011, such expenditures for its existing business will approximate $285 to $310 million.

In disposing of assets or businesses, the company often provides representations, warranties and/or indemnities to cover various risks including, for example, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste facilities, and unidentified tax liabilities and legal fees related to periods prior to the disposition. The company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the company has no reason to believe that these uncertainties would have a material adverse effect on its financial position, annual results of operations or cash flows.

The company has recorded liabilities for known indemnifications included as part of environmental liabilities. See Item 1. Business – Environmental Matters for a discussion of these liabilities.

THERMO FISHER SCIENTIFIC INC.

INDEX OF CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

The following Consolidated Financial Statements of the Registrant and its subsidiaries are required to be included in Item 15:

The following Consolidated Financial Statement Schedule of the Registrant and its subsidiaries is filed as part of this Report as required to be included in Item 15(a):

Schedule II – Valuation and Qualifying Accounts	F-66

Note:
All other financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in the consolidated financial statements or in the notes thereto.

THERMO FISHER SCIENTIFIC INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Thermo Fisher Scientific Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Thermo Fisher Scientific Inc. and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting appearing under Item 9A of Thermo Fisher Scientific Inc.’s Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 24, 2011, except for the effects of Note 17 as to which the date is July 12, 2011

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(In millions except per share amounts)	2010	2009	2008

Revenues
Product revenues	$9,141.2	$8,528.5	$8,842.3
Service revenues	1,429.0	1,383.1	1,470.9

	10,570.2	9,911.6	10,313.2

Costs and Operating Expenses:
Cost of product revenues	5,393.5	5,156.3	5,302.6
Cost of service revenues	879.5	857.5	917.5
Selling, general and administrative expenses	2,746.0	2,592.7	2,616.2
Research and development expenses	284.8	243.8	247.2
Restructuring and other costs, net	60.4	59.2	35.4

	9,364.2	8,909.5	9,118.9

Operating Income	1,206.0	1,002.1	1,194.3
Other Expense, Net	(100.3)	(121.7)	(101.4)

Income from Continuing Operations Before Provision for Income Taxes	1,105.7	880.4	1,092.9
Provision for Income Taxes	(108.7)	(57.2)	(138.9)

Income from Continuing Operations	997.0	823.2	954.0
Income from Discontinued Operations (net of income tax provision of $22.8, $18.6 and $13.7, respectively)	36.1	28.1	21.4
Gain (Loss) on Disposal of Discontinued Operations, Net (net of income tax provision of $1.5 and $3.5 in 2010 and 2008, respectively, and income tax benefit of $0.6 in 2009)	2.5	(1.0)	5.5

Net Income	$1,035.6	$850.3	$980.9

Earnings per Share from Continuing Operations
Basic	$2.47	$2.00	$2.28
Diluted	$2.44	$1.95	$2.19

Earnings per Share
Basic	$2.57	$2.06	$2.34
Diluted	$2.53	$2.01	$2.25

Weighted Average Shares
Basic	403.3	412.4	418.2
Diluted	409.4	422.8	434.7

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED BALANCE SHEET

	December 31,
(In millions)	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$917.1	$1,564.1
Short-term investments, at quoted market value	8.9	7.1
Accounts receivable, less allowances of $39.2 and $46.4	1,473.8	1,375.7
Inventories	1,172.9	1,129.4
Deferred tax assets	181.3	143.4
Other current assets	381.0	311.2

	4,135.0	4,530.9

Property, Plant and Equipment, at Cost, Net	1,360.2	1,285.9

Acquisition-related Intangible Assets, Net	5,913.7	6,192.4

Other Assets	944.8	908.8

Goodwill	8,995.7	8,707.0

	$21,349.4	$21,625.0

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED BALANCE SHEET (Continued)

	December 31,
(In millions except share amounts)	2010	2009

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$105.8	$117.5
Accounts payable	546.7	529.8
Accrued payroll and employee benefits	304.5	280.3
Accrued income taxes	59.2	28.4
Deferred revenue	158.2	139.8
Other accrued expenses	535.4	543.5

	1,709.8	1,639.3

Deferred Income Taxes	1,626.1	1,871.1

Other Long-term Liabilities	621.2	617.8

Long-term Obligations	2,031.3	2,064.0

Commitments and Contingencies (Note 10)

Incremental Convertible Debt Obligation	—	1.9

Shareholders' Equity:
Preferred stock, $100 par value, 50,000 shares authorized; none issued
Common stock, $1 par value, 1,200,000,000 shares authorized; 401,779,152 and 423,875,260 shares issued	401.8	423.9
Capital in excess of par value	10,019.7	11,140.7
Retained earnings	5,386.4	4,350.8
Treasury stock at cost, 10,409,268 and 14,564,637 shares	(490.5)	(576.5)
Accumulated other comprehensive items	43.6	92.0

	15,361.0	15,430.9

	$21,349.4	$21,625.0

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(In millions)	2010	2009	2008

Operating Activities
Net Income	$1,035.6	$850.3	$980.9
Income from discontinued operations	(36.1)	(28.1)	(21.4)
Loss (gain) on disposal of discontinued operations	(2.5)	1.0	(5.5)

Income from continuing operations	997.0	823.2	954.0

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	746.0	762.9	768.4
Change in deferred income taxes	(267.6)	(243.0)	(122.2)
Non-cash stock-based compensation	81.8	67.0	56.4
Non-cash interest expense on convertible debt	9.1	22.5	21.6
Non-cash charges for sale of inventories revalued at the date of acquisition	11.4	3.7	1.0
Tax benefits from stock-based compensation awards	(12.8)	(2.6)	(25.4)
Other non-cash expenses, net	63.7	63.8	48.6
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions:
Accounts receivable	(80.0)	124.7	(49.9)
Inventories	(27.7)	108.4	(49.1)
Other assets	(80.9)	(17.4)	(40.9)
Accounts payable	2.5	(45.2)	(123.1)
Other liabilities	34.3	(14.4)	(30.4)
Contributions to retirement plans	(24.4)	(41.1)	(20.7)

Net cash provided by continuing operations	1,452.4	1,612.5	1,388.3
Net cash provided by discontinued operations	45.4	46.7	31.9

Net cash provided by operating activities	1,497.8	1,659.2	1,420.2

Investing Activities
Acquisitions, net of cash acquired	(606.2)	(637.3)	(201.5)
Purchase of property, plant and equipment	(257.8)	(200.0)	(251.4)
Proceeds from sale of property, plant and equipment	10.2	13.4	15.4
Proceeds from sale of businesses, net of cash divested	—	4.4	3.5
Other investing activities, net	(1.5)	(2.5)	(10.9)

Net cash used in continuing operations	(855.3)	(822.0)	(444.9)
Net cash used in discontinued operations	(3.6)	(7.5)	(5.1)

Net cash used in investing activities	$(858.9)	$(829.5)	$(450.0)

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

	Year Ended December 31,
(In millions)	2010	2009	2008

Financing Activities
Net proceeds from issuance of long-term debt	$741.4	$748.2	$—
Settlement of convertible debt	(600.8)	(615.5)	(4.7)
Redemption and repayment of long-term obligations	(505.4)	(311.5)	(131.4)
Purchases of company common stock	(1,012.5)	(414.6)	(187.4)
Net proceeds from issuance of company common stock	77.3	54.4	85.1
Tax benefits from stock-based compensation awards	12.8	2.6	25.4
Decrease in short-term notes payable	(7.9)	(21.1)	(15.4)

Net cash used in financing activities	(1,295.1)	(557.5)	(228.4)

Exchange Rate Effect on Cash	9.2	11.4	(86.4)

Increase (Decrease) in Cash and Cash Equivalents	(647.0)	283.6	655.4
Cash and Cash Equivalents at Beginning of Year	1,564.1	1,280.5	625.1

Cash and Cash Equivalents at End of Year	$917.1	$1,564.1	$1,280.5

See Note 13 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
AND SHAREHOLDERS' EQUITY

	Year Ended December 31,
(In millions except share amounts)	2010	2009	2008

Comprehensive Income
Net Income	$1,035.6	$850.3	$980.9

Other Comprehensive Items:
Currency translation adjustment	(27.2)	198.8	(431.6)
Unrealized gains (losses) on available-for-sale investments (net of tax provision of $0.5, $0.9 and $0.3)	1.0	2.2	(1.3)
Unrealized gains on hedging instruments (net of tax provision of $0.1, $0.1 and $0.2)	0.2	0.2	0.2
Pension and other postretirement benefit liability adjustments (net of tax benefit of $9.7 and $63.6 in 2010 and 2008, respectively, and tax provision of $20.9 in 2009)	(22.4)	36.6	(101.5)

	(48.4)	237.8	(534.2)

	$987.2	$1,088.1	$446.7

Shareholders' Equity
Common Stock, $1 Par Value:
Balance at beginning of year (423,875,260; 421,791,009 and 439,340,851 shares)	$423.9	$421.8	$439.3
Issuance of shares for conversion of debt (74,089 shares)	—	—	0.1
Retirement of treasury shares (25,000,000 and 25,000,000 shares)	(25.0)	—	(25.0)
Issuance of shares upon exercise of warrants (3,307,170 shares)	—	—	3.3
Issuance of shares under employees' and directors' stock plans (2,903,892; 2,084,251 and 4,068,899 shares)	2.9	2.1	4.1

Balance at end of year (401,779,152; 423,875,260 and 421,791,009 shares)	401.8	423.9	421.8

Capital in Excess of Par Value:
Balance at beginning of year	11,140.7	11,301.3	12,273.6
Settlement of convertible debt	(216.1)	(312.8)	(0.2)
Retirement of treasury shares	(1,081.3)	—	(1,193.2)
Issuance of shares upon exercise of warrants	—	—	12.7
Activity under employees' and directors' stock plans	80.5	63.4	88.2
Stock-based compensation	83.1	68.1	57.1
Tax benefit related to employees' and directors' stock plans	10.9	(1.6)	25.1
Reclassification from temporary equity	1.9	22.3	38.0

Balance at end of year	$10,019.7	$11,140.7	$11,301.3

THERMO FISHER SCIENTIFIC INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
AND SHAREHOLDERS' EQUITY (Continued)

	Year Ended December 31,
(In millions except share amounts)	2010	2009	2008

Retained Earnings
Balance at beginning of year	$4,350.8	$3,500.5	$2,519.6
Net Income	1,035.6	850.3	980.9

Balance at end of year	5,386.4	4,350.8	3,500.5

Treasury Stock:
Balance at beginning of year (14,564,637; 3,825,245 and 24,102,880 shares)	(576.5)	(151.3)	(1,157.3)
Purchases of company common stock (20,687,916; 10,463,757 and 4,273,950 shares)	(1,012.5)	(414.6)	(187.4)
Retirement of treasury shares (25,000,000 and 25,000,000 shares)	1,106.3	—	1,218.2
Shares received for exercise of warrants (280,540 shares)	—	—	(16.0)
Activity under employees' and directors' stock plans (156,715; 275,635 and 167,875 shares)	(7.8)	(10.6)	(8.8)

Balance at end of year (10,409,268; 14,564,637 and 3,825,245 shares)	(490.5)	(576.5)	(151.3)

Accumulated Other Comprehensive Items:
Balance at beginning of year	92.0	(145.8)	388.4
Other comprehensive items	(48.4)	237.8	(534.2)

Balance at end of year	43.6	92.0	(145.8)

	$15,361.0	$15,430.9	$14,926.5

The accompanying notes are an integral part of these consolidated financial statements.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Thermo Fisher Scientific Inc. (the company) enables customers to make the world healthier, cleaner and safer. The company offers customers a complete range of high-end analytical instruments, software, services, consumables and reagents to enable integrated laboratory workflow solutions and a complete portfolio of laboratory equipment, chemicals, supplies and services used in healthcare, scientific research, safety and education. Markets served include pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental and industrial process control settings.

Principles of Consolidation

    The accompanying financial statements include the accounts of the company and its wholly and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. The company accounts for investments in businesses in which it owns between 20% and 50% using the equity method.

Discontinued Operations

The results of two businesses have been classified and presented as discontinued operations in the accompanying financial statements (Note 17). Prior period results have been adjusted to conform to this presentation. The discontinued operations have been excluded from the following notes unless they were material. In such instances, the amounts related to the discontinued operations have been separately disclosed.

Revenue Recognition and Accounts Receivable

Revenue is recognized after all significant obligations have been met, collectability is probable and title has passed, which typically occurs upon shipment or delivery or completion of services. If customer-specific acceptance criteria exist, the company recognizes revenue after demonstrating adherence to the acceptance criteria. The company recognizes revenue and related costs for arrangements with multiple deliverables, such as equipment and installation, as each element is delivered or completed based upon its relative fair value. When a portion of the customer’s payment is not due until installation or other deliverable occurs, the company defers that portion of the revenue until completion of installation or transfer of the deliverable. Provisions for discounts, warranties, rebates to customers, returns and other adjustments are provided for in the period the related sales are recorded.

The company recognizes revenue from the sale of software. License fee revenues relate primarily to sales of perpetual licenses to end-users and are recognized when a formal agreement exists, the license fee is fixed and determinable, delivery of the software has occurred and collection is probable. Software arrangements with customers often include multiple elements, including software products, maintenance and support. The company recognizes software license fees based on the residual method after all elements have either been delivered or vendor specific objective evidence (VSOE) of fair value exists for such undelivered elements. In the event VSOE is not available for any undelivered element, revenue for all elements is deferred until delivery is completed. Revenues from software maintenance and support contracts are recognized on a straight-line basis over the term of the contract, which is generally a period of one year. VSOE of fair value of software maintenance and support is determined based on the price charged for the maintenance and support when sold separately. Revenues from training and consulting services are recognized as services are performed, based on VSOE, which is determined by reference to the price customers pay when the services are sold separately.

Service revenues represent the company’s service offerings including biopharma outsourcing, asset management, diagnostic testing, training, service contracts, and field service including related time and materials. Service revenues are recognized as the service is performed. Revenues for service contracts are recognized ratably over the contract period.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

    Accounts receivable are recorded at the invoiced amount and do not bear interest. The company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay amounts due. The allowance for doubtful accounts is the company’s best estimate of the amount of probable credit losses in existing accounts receivable. The company determines the allowance based on historical write-off experience. Past due balances are reviewed individually for collectability. Account balances are charged off against the allowance when the company believes it is probable the receivable will not be recovered. The company does not have any off-balance-sheet credit exposure related to customers.

    The company records shipping and handling charges billed to customers in net sales and records shipping and handling costs in cost of product revenues for all periods presented.

    Deferred revenue in the accompanying balance sheet consists primarily of unearned revenue on service contracts, which is recognized ratably over the terms of the contracts. Substantially all of the deferred revenue in the accompanying 2010 balance sheet will be recognized within one year.

Warranty Obligations

The company provides for the estimated cost of product warranties, primarily from historical information, in cost of product revenues at the time product revenue is recognized. While the company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component supplies, the company’s warranty obligation is affected by product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure and supplier warranties on parts delivered to the company. Should actual product failure rates, utilization levels, material usage, service delivery costs or supplier warranties on parts differ from the company’s estimates, revisions to the estimated warranty liability would be required. The liability for warranties is included in other accrued expenses in the accompanying balance sheet. The changes in the carrying amount of warranty obligations are as follows:

(In millions)

Balance at December 31, 2008	$44.1
Provision charged to income	38.9
Usage	(40.6)
Adjustments to previously provided warranties, net	1.9
Other, net	0.9

Balance at December 31, 2009	45.2
Provision charged to income	40.8
Usage	(42.7)
Adjustments to previously provided warranties, net	(1.5)
Other, net	(0.1)

Balance at December 31, 2010	$41.7

Income Taxes

The company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

The financial statements reflect expected future tax consequences of uncertain tax positions that the company has taken or expects to take on a tax return presuming the taxing authorities’ full knowledge of the positions and all relevant facts, but without discounting for the time value of money (Note 7).

Earnings per Share

Basic earnings per share has been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the result would be antidilutive to income from continuing operations, diluted earnings per share has been computed using the treasury stock method for the convertible obligations and the exercise of stock options, as well as their related income tax effects (Note 8).

Cash and Cash Equivalents

Cash equivalents consists principally of money market funds, commercial paper and other marketable securities purchased with an original maturity of three months or less. These investments are carried at cost, which approximates market value.

Investments

The company’s marketable equity and debt securities that are part of its cash management activities are considered short-term investments in the accompanying balance sheet. Such securities principally represent available-for-sale investments. In addition, the company owns marketable equity securities that represent less than 20% ownership and for which the company does not have the ability to exert significant influence. Such investments are also considered available-for-sale. All available-for-sale securities are carried at fair market value, with the difference between cost and fair market value, net of related tax effects, recorded in the “Accumulated other comprehensive items” component of shareholders’ equity (Notes 11 and 12). Decreases in fair market values of individual securities below cost for a duration of six to nine months are deemed indicative of other than temporary impairment, and the company assesses the need to write down the carrying amount of the investments to fair market value through other expense, net, in the accompanying statement of income (Note 4). Should a decrease in the fair market value of debt securities be deemed attributable to non-credit loss conditions, however, no impairment is recorded in the statement of income if the company has the ability and intent to hold the investment to maturity.

Other investments for which there are not readily determinable market values are accounted for under the cost method of accounting. The company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting, which provides that they are recorded at the lower of cost or estimated net realizable value. At December 31, 2010 and 2009, the company had cost method investments with carrying amounts of $10.6 million and $10.4 million, respectively, which are included in other assets.

Inventories

Inventories are valued at the lower of cost or market, cost being determined principally by the first-in, first-out (FIFO) method with certain of the company’s businesses utilizing the last-in, first-out (LIFO) method. The company periodically reviews quantities of inventories on hand and compares these amounts to the expected use of each product or product line. In addition, the company has certain inventory that is subject to fluctuating market pricing. The company assesses the carrying value of this inventory based on a lower of cost or market analysis. The company records a charge to cost of sales for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement of inventories, such as inbound freight charges, purchasing and receiving costs, and internal transfer costs, are included in cost of revenues in the accompanying statement of income. The components of inventories are as follows:

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

	December 31,
(In millions)	2010	2009

Raw Materials	$281.6	$261.0
Work in Process	108.4	115.3
Finished Goods	782.9	753.1

	$1,172.9	$1,129.4

The value of inventories maintained using the LIFO method was $152.3 million and $164.1 million at December 31, 2010 and 2009, respectively, which was below estimated replacement cost by $18.9 million and $17.4 million, respectively. The company recorded a reduction in cost of revenues as a result of the liquidation of LIFO inventories of $0.9 million, $1.4 million and $0.2 million in 2010, 2009 and 2008, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 25 to 40 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in the accompanying statement of income. Property, plant and equipment consists of the following:

	December 31,
(In millions)	2010	2009

Land	$142.9	$145.1
Buildings and Improvements	667.4	646.8
Machinery, Equipment and Leasehold Improvements	1,388.9	1,210.7

	2,199.2	2,002.6
Less: Accumulated Depreciation and Amortization	839.0	716.7

	$1,360.2	$1,285.9

Depreciation and amortization expense of property, plant and equipment including amortization of assets held under capital leases, was $191.3 million, $183.0 million and $182.7 million in 2010, 2009 and 2008, respectively.

Acquisition-related Intangible Assets

Acquisition-related intangible assets include the costs of acquired product technology, patents, tradenames and other specifically identifiable intangible assets, and are being amortized using the straight-line method over their estimated useful lives, which range from 3 to 20 years. In addition, the company has tradenames and in-process research and development that have indefinite lives and which are not amortized. The company reviews other intangible assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets. Intangible assets with indefinite lives are reviewed for impairment annually or whenever events or changes in circumstances indicate they may be impaired. Acquisition-related intangible assets are as follows:

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

		Accumulated
(In millions)	Gross	Amortization	Net

Continuing Operations:
2010
Definite Lives:
Customer relationships	$5,215.8	$(1,741.3)	$3,474.5
Product technology	1,266.7	(546.1)	720.6
Tradenames	605.3	(221.6)	383.7
Patents	19.7	(17.9)	1.8
Other	14.0	(12.2)	1.8

	7,121.5	(2,539.1)	4,582.4
Indefinite Lives:
Tradenames	1,326.9	—	1,326.9
In-process research and development	4.4	—	4.4

	$8,452.8	$(2,539.1)	$5,913.7
2009
Definite Lives:
Customer relationships	$5,046.9	$(1,362.4)	$3,684.5
Product technology	1,161.4	(433.9)	727.5
Tradenames	644.6	(196.1)	448.5
Patents	20.3	(17.7)	2.6
Other	13.3	(10.9)	2.4

	6,886.5	(2,021.0)	4,865.5
Indefinite Lives:
Tradenames	1,326.9	—	1,326.9

	$8,213.4	$(2,021.0)	$6,192.4

Discontinued Operations:
2010
Definite Lives:
Customer relationships	$70.7	$(25.4)	$45.3
Product technology	55.9	(24.1)	31.8
Tradenames	70.9	(20.6)	50.3

	$197.5	$(70.1)	$127.4
2009
Definite Lives:
Customer relationships	$70.9	$(19.2)	$51.7
Product technology	55.8	(18.3)	37.5
Tradenames	71.0	(15.6)	55.4

	$197.7	$(53.1)	$144.6

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Acquisition-related intangible assets of the discontinued operations are included in other assets on the accompanying balance sheet. The estimated future amortization expense of acquisition-related intangible assets with definite lives is as follows:

(In millions)

Continuing Operations
2011	$533.3
2012	523.9
2013	516.8
2014	485.0
2015	468.7
2016 and thereafter	2,054.7

$4,582.4

Discontinued Operations
2011	$16.6
2012	16.5
2013	16.6
2014	16.0
2015	15.9
2016 and thereafter	45.8

$127.4

Amortization of acquisition-related intangible assets in continuing operations was $554.7 million, $579.9 million and $585.7 million in 2010, 2009 and 2008, respectively and for discontinued operations was $17.0 million, $17.1 million and $17.1 million in 2010, 2009 and 2008, respectively.

Other Assets

Other assets in the accompanying balance sheet include non-current assets of discontinued operations, deferred tax assets, insurance recovery receivables related to product liability matters, notes receivable, fair value adjustments related to interest rate swap agreements, cash surrender value of life insurance, deferred debt expense, capitalized catalog costs, cost-method investments, investments in joint ventures and other assets.

The company owns 49% - 50% interests in two joint ventures and records its pro rata share of the joint ventures’ results in other expense, net, in the accompanying statement of income, using the equity method of accounting. The joint ventures were formed to combine the company’s capabilities with those of businesses contributed by the respective joint venture partners in the fields of integrated response technology services and disposable laboratory glass products. The results of the joint ventures were not material for any period presented. The company made purchases of products for resale from the glass products joint venture totaling $44.0 million, $45.1 million and $47.2 million in 2010, 2009 and 2008, respectively.

Goodwill

The company assesses the realizability of goodwill annually and whenever events or changes in circumstances indicate it may be impaired. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with one or more of the company’s reporting units. The company estimates the fair value of its reporting units by using forecasts of discounted future cash flows and peer market multiples. When an impairment is indicated, any excess of carrying value over the implied fair value of goodwill is recorded as an operating loss. The company completed annual tests for impairment at December 31, 2010 and 2009, and determined that goodwill was not impaired.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

    The changes in the carrying amount of goodwill by segment are as follows:

(In millions)	Analytical Technologies	Laboratory Products and Services	Total

Balance at December 31, 2008	$2,981.2	$5,420.8	$8,402.0
Acquisitions	202.7	67.0	269.7
Finalization of purchase price allocations for 2008 acquisitions	(0.6)	3.4	2.8
Tax benefit from Fisher equity awards	(0.7)	(1.6)	(2.3)
Currency translation	19.4	20.8	40.2
Other	(7.4)	2.0	(5.4)

Balance at December 31, 2009	3,194.6	5,512.4	8,707.0
Acquisitions	308.8	5.0	313.8
Tax benefit from Fisher equity awards	(7.2)	(14.7)	(21.9)
Currency translation	(11.9)	7.4	(4.5)
Other	(7.4)	8.7	1.3

Balance at December 31, 2010	$3,476.9	$5,518.8	$8,995.7

Goodwill of the discontinued operations of $274.9 million and $275.9 million, respectively, at December 31, 2010 and 2009, is included in other assets in the accompanying balance sheet.

Asset Retirement Obligations

The company reviews legal obligations associated with the retirement of long-lived assets that result from contractual obligations or the acquisition, construction, development and/or normal use of the assets. If it is determined that a legal obligation exists, regardless of whether the obligation is conditional on a future event, the fair value of the liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset. The difference between the gross expected future cash flow and its present value is accreted over the life of the related lease as interest expense. At December 31, 2010 and 2009, the company had recorded asset retirement obligations of $22.5 million and $22.4 million, respectively.

Loss Contingencies

Accruals are recorded for various contingencies, including legal proceedings, environmental, workers’ compensation, product, general and auto liabilities, self-insurance and other claims that arise in the normal course of business. The accruals are based on management’s judgment, historical claims experience, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarial estimates. Additionally, the company records receivables from third-party insurers up to the amount of the loss when recovery has been determined to be probable. Liabilities acquired in acquisitions have been recorded at their fair value and, as such, were discounted to their present value at the dates of acquisition.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Advertising

The company records advertising costs as expenses as incurred, except for certain direct-response advertising, which is capitalized and amortized on a straight-line basis over its expected period of future benefit, generally one to three years. The company has capitalized advertising costs of $3.7 million and $6.3 million at December 31, 2010 and 2009, respectively, included in other assets in the accompanying balance sheet. Direct-response advertising consists of external catalog production and mailing costs, and amortization begins on the date the catalogs are first mailed. Advertising expense, which includes amortization of capitalized direct-response advertising, as described above, was $27.2 million, $31.1 million and $35.0 million in 2010, 2009 and 2008, respectively. Included in advertising expense was catalog amortization of $6.8 million, $11.1 million and $13.1 million for 2010, 2009 and 2008, respectively.

Currency Translation

All assets and liabilities of the company’s non-U.S. subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year. Resulting translation adjustments are reflected in the “Accumulated other comprehensive items” component of shareholders’ equity. Currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

Derivative Contracts

The company is exposed to certain risks relating to its ongoing business operations including changes to interest rates, currency exchange rates and commodity prices. The company uses derivative instruments primarily to manage currency exchange and interest rate risks. The company recognizes all derivatives, including forward currency-exchange contracts, in the balance sheet at fair value. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Derivatives that are not designated as hedges are recorded at fair value through earnings.

The company uses short-term forward and option currency-exchange contracts primarily to hedge certain operational and balance sheet exposures resulting from changes in currency exchange rates. Such exposures result from purchases, sales and intercompany loans that are denominated in currencies other than the functional currencies of the respective operations. These contracts principally hedge transactions denominated in Euros, British pounds sterling, Chinese yuan, Japanese yen, Australian dollars, Indian rupees, Canadian dollars and Chilean pesos. The company enters into these currency-exchange contracts to hedge anticipated product purchases and sales as well as assets and liabilities arising in the normal course of business, principally accounts receivable and intercompany loans. Accordingly, the hedges are not speculative in nature. As part of the company’s overall strategy to manage the level of exposure to the risk of currency-exchange fluctuations, some business units hedge a portion of their currency exposures anticipated over the ensuing 12-month period, using exchange contracts that have maturities of 12 months or less. The company has elected not to account for its forward-currency exchange contracts entered into for purposes other than anticipated purchases or sales as hedges. These derivatives are recorded at fair value in its balance sheet in other current assets or other accrued expenses with the changes in fair value reflected immediately in earnings (Note 12). As of December 31, 2010, the company had no outstanding foreign exchange contracts that were hedging anticipated purchases or sales. The company does not hold or engage in transactions involving derivative instruments for purposes other than risk management.

Cash flow hedges. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. As of December 31, 2010, the company had no outstanding derivative contracts that were accounted for as cash flow hedges.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Fair value hedges. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in earnings. During 2009 and 2010, in connection with new debt issuances, the company entered into interest rate swap arrangements (Notes 9 and 12). The company includes the gain or loss on the hedged items (fixed-rate debt) in the same line item (interest expense) as the offsetting loss or gain on the related interest rate swaps.

Recent Accounting Pronouncements

In September 2009, the Emerging Issues Task Force issued new rules pertaining to the accounting for revenue arrangements with multiple customer deliverables and for software-enabled products. The new rule pertaining to arrangements under which the company has multiple customer deliverables provides an alternative method for establishing the fair value of a deliverable when vendor specific objective evidence or third-party evidence is not available. The guidance requires the determination of the best estimate of selling price to separate deliverables and allows the allocation of the customer’s consideration using this relative selling price model. The new guidance pertaining to software-enabled products revised the existing software accounting guidance to exclude equipment where the software is more than incidental to the value of the product. Under the new standard, such equipment is accounted for under revenue recognition criteria applicable to tangible products instead of that applicable to software. The company adopted the rules prospectively on January 1, 2010. Adoption did not materially affect the company’s results of operations or financial position.

Effective January 1, 2010, the company adopted new accounting guidance pertaining to the consolidation assessment of variable interest entities. The new guidance requires the company to determine whether its variable interests in third party entities give the company a controlling financial interest in the entities. This amended guidance replaces the previous quantitative approach for identifying when enterprises should consolidate variable interest entities with a qualitative analysis, based on which enterprise has both (1) the power to direct the economic activities of a variable interest entity and (2) the obligation to absorb losses or receive benefits from the entity that could be significant to the variable interest entity. Adoption of this standard did not have an impact on the company’s results of operations or financial position.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In addition, significant estimates were made in estimating future cash flows to assess potential impairment of assets, and in determining the ultimate loss from abandoning leases at facilities being exited (Note 14). Actual results could differ from those estimates.

Note 2.	Acquisitions and Dispositions

On December 13, 2010, the company and Dionex Corporation, a leading manufacturer and marketer of chromatography systems, announced that their Boards of Directors unanimously approved a transaction under which Thermo Fisher would acquire all of the outstanding shares of Dionex for $118.50 per share in cash, or a total purchase price of approximately $2.1 billion. Dionex, headquartered in Sunnyvale, California, is a global leader in the manufacturing and marketing of liquid chromatography and sample preparation systems, consumables, and software for chemical analysis. Dionex systems are used worldwide in environmental analysis and by the life sciences, chemical, petrochemical, food and beverage, power generation, and electronics industries. Their expertise in applications and instrumentation helps analytical scientists to evaluate and develop pharmaceuticals, establish environmental regulations, and produce better industrial products. The transaction is subject to a majority of the outstanding shares of Dionex having been tendered and certain regulatory approvals.

Under the terms of the agreement, the company has commenced a tender offer to acquire all of the outstanding shares of Dionex common stock for $118.50 per share in cash.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.	Acquisitions and Dispositions (continued)

2010 Acquisitions

In February 2010, the company’s Analytical Technologies segment acquired Ahura Scientific, Inc., a U.S.-based provider of handheld spectroscopy instruments that are used worldwide in the identification of chemicals for safety, security and pharmaceutical applications, for $147 million, net of cash acquired, plus up to $25 million of additional contingent consideration based upon the achievement of specified operating results in 2010, of which the company recorded $20 million as the fair value at the acquisition date and an additional $5 million as a charge to selling, general and administrative expense in December 2010. The acquisition expands the segment’s portfolio of portable analytical devices. Revenues of Ahura Scientific totaled $45 million in 2009. The purchase price exceeded the fair value of the acquired net assets and, accordingly, $110 million was allocated to goodwill, none of which is tax deductible.

In March 2010, the company’s Analytical Technologies segment acquired Finnzymes, a Finland-based provider of integrated tools for molecular biology analysis, including reagents, instruments, consumables and kits, for $58 million, net of cash acquired. The acquisition expands the company’s portfolio of reagents and other consumables for the molecular biology research and diagnostics markets. Finnzymes reported revenues of $20 million in 2009. The purchase price exceeded the fair value of the acquired net assets and, accordingly, $25 million was allocated to goodwill, none of which is tax deductible.

In July 2010, the company’s Analytical Technologies segment acquired Fermentas International Inc., a manufacturer and global distributor of enzymes, reagents and kits for molecular and cellular biology research, with principal operations in Lithuania, for $260 million, net of cash acquired. The acquisition expands the company’s ability to provide complete workflows for genomics research. Fermentas reported revenues of approximately $55 million in 2009. The purchase price exceeded the fair value of the acquired net assets and, accordingly, $120 million was allocated to goodwill, none of which is tax deductible.

In addition, in 2010, the Analytical Technologies segment acquired a developer of tunable diode-based spectroscopy systems; a provider of liquid chromatography and software solutions for proteomics analysis; a developer and manufacturer of miniature handheld near-infrared analyzers; a developer and manufacturer of low-frequency microwave moisture analyzers; a life sciences custom media developer; a developer and manufacturer of laboratory water purification systems, and an India-based distributor of scientific bulk elemental and other products. The company’s Laboratory Products and Services segment acquired an Australian-based provider of laboratory chemicals, consumables and instruments. The aggregate consideration for these acquisitions was $141 million plus up to $7 million of additional contingent consideration.

The company made contingent purchase price payments totaling $5 million in 2010, for acquisitions completed prior to 2010.

2009 Acquisitions

In April 2009, the company’s Laboratory Products and Services segment acquired Biolab, an Australia-based provider of analytical instruments, life science consumables and laboratory equipment, for AUD 180 million (USD $132 million), net of cash acquired. The acquisition broadened the geographic reach of the company’s customer channels. Revenue of Biolab totaled AUD 178 million in its fiscal year ended May 2009. The purchase price exceeded the fair value of the acquired net assets and, accordingly, $62 million was allocated to goodwill, none of which is tax deductible.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.	Acquisitions and Dispositions (continued)

In October 2009, the company’s Analytical Technologies segment acquired B.R.A.H.M.S. AG, a leading provider of specialty diagnostic tests, as well as intensive care treatments and prenatal screening, for 331 million Euros (approximately $482 million including the assumption of $32 million of debt). The acquisition of B.R.A.H.M.S. increased the breadth of the company’s specialty diagnostics portfolio and provided a significant reagent manufacturing center in Europe. B.R.A.H.M.S. reported revenues in 2008 of 75 million Euros. The purchase price exceeded the fair value of the acquired net assets and, accordingly, $183 million was allocated to goodwill, none of which is tax deductible.

In addition, in 2009 the Analytical Technologies segment acquired a culture media manufacturer and distributor in Malaysia and Singapore; the remaining interest in a Mexico-based manufacturer and distributor of bulk weighing products; and a developer of advanced, miniaturized gas chromatography instruments. The Laboratory Products and Services segment acquired a Spain-based distributor of laboratory instrumentation and equipment and a Sweden-based distributor of clinical chemistry analysis instruments. The aggregate consideration for these acquisitions was $38 million.

The company paid contingent purchase price obligations of $22 million in 2009 for several acquisitions completed prior to 2009.

2008 Acquisitions

In 2008, the company’s Analytical Technologies segment acquired the intellectual property of an immunohistochemistry control slide business; a manufacturer and distributor of analytical instruments serving the life sciences and environmental industries; a provider of RNAi, genomics and antibody tools used by life science researchers; a manufacturer and distributor of antibodies and reagents; a manufacturer of water analysis systems; a manufacturer of histology and anatomical pathology labeling and tracking products; and an iron testing reagent product line. The company’s Laboratory Products and Services segment acquired, in separate transactions, three distributors of laboratory equipment and consumables; a manufacturer of carbon fiber centrifuge rotors; a network of depots providing clinical trial packaging and distribution, and the intellectual property and other assets of a manufacturer of automated cell factory equipment. No individual acquisition exceeded $50 million in purchase price. Aggregate consideration paid in 2008 for the acquisitions of both segments was $192 million cash, net of cash acquired, plus $8 million of assumed debt, and up to $17 million of additional future payments based on the achievement of specified milestones and operating results, of which $6 million has been paid and an additional $5 million was earned and accrued, through an increase in goodwill, as of December 31, 2010. The company also paid purchase price obligations, transaction costs and post-closing purchase price adjustments aggregating $11 million in 2008, for several acquisitions completed prior to 2008.

The company’s acquisitions have historically been made at prices above the fair value of the acquired assets, resulting in goodwill, due to expectations of synergies of combining the businesses. These synergies include elimination of redundant facilities, functions and staffing; use of the company’s existing commercial infrastructure to expand sales of the acquired businesses’ products; and use of the commercial infrastructure of the acquired businesses to cost-effectively expand sales of company products.

Acquisitions have been accounted for using the purchase method of accounting, and the acquired companies’ results have been included in the accompanying financial statements from their respective dates of acquisition. Acquisition transaction costs have been recorded in selling, general and administrative expenses beginning in 2009. Allocation of the purchase price for acquisitions was based on estimates of the fair value of the net assets acquired and, for acquisitions completed within the past year, is subject to adjustment upon finalization of the purchase price allocation. The company is not aware of any information that indicates the final purchase price allocations will differ materially from the preliminary estimates.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.	Acquisitions and Dispositions (continued)

The components of the purchase price allocations for 2010 acquisitions are as follows:

(In millions)	Ahura Scientific	Finnzymes	Fermentas	Other	Total

Purchase Price
Cash paid	$164.0	$59.0	$278.7	$145.5	$647.2
Debt assumed	0.6	—	3.6	1.1	5.3
Fair value of contingent consideration	19.6	—	—	3.9	23.5
Cash acquired	(17.8)	(0.7)	(21.9)	(5.3)	(45.7)

	$166.4	$58.3	$260.4	$145.2	$630.3

Allocation
Current assets	$22.3	$6.1	$19.9	$29.2	$77.5
Property, plant and equipment	3.3	3.4	9.6	4.1	20.4
Intangible assets:
Customer relationships	46.1	16.1	67.9	40.1	170.2
Product technology	30.4	18.6	73.5	24.7	147.2
In-process research and development	—	—	—	4.4	4.4
Tradenames and other	0.4	0.1	5.3	4.4	10.2
Goodwill	109.9	24.8	119.9	59.2	313.8
Other assets	0.1	2.0	3.0	7.4	12.5
Liabilities assumed	(46.1)	(12.8)	(38.7)	(28.3)	(125.9)

	$166.4	$58.3	$260.4	$145.2	$630.3

The weighted-average amortization periods for intangible assets acquired in 2010 are 10 years for customer relationships, 9 years for product technology and 10 years for tradenames and other. The weighted average amortization period for all intangible assets in the above table is 9 years.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.	Acquisitions and Dispositions (continued)

    The components of the purchase price allocations for 2009 acquisitions, as revised in 2010 for finalization of the purchase price allocations are as follows:

(In millions)	Biolab	B.R.A.H.M.S.	Other Analytical Technologies	Other Laboratory Products and Services	Total

Purchase Price
Cash paid	$132.9	$454.1	$28.5	$7.4	$622.9
Debt assumed	—	32.3	0.4	0.5	33.2
Fair value of contingent consideration	—	—	0.6	—	0.6
Cash acquired	(1.3)	(4.8)	(0.2)	—	(6.3)
Other	—	—	0.9	—	0.9

	$131.6	$481.6	$30.2	$7.9	$651.3

Allocation
Current assets	$38.2	$47.4	$3.7	$2.8	$92.1
Property, plant and equipment	3.3	32.9	0.7	0.1	37.0
Intangible assets:
Customer relationships	51.4	203.8	4.2	2.5	261.9
Product technology	0.9	135.2	6.9	—	143.0
Tradenames and other	1.3	9.4	0.2	—	10.9
Goodwill	62.3	183.4	19.3	4.7	269.7
Other assets	—	3.5	—	—	3.5
Liabilities assumed	(25.8)	(134.0)	(4.8)	(2.2)	(166.8)

	$131.6	$481.6	$30.2	$7.9	$651.3

The weighted-average amortization periods for intangible assets acquired in 2009 are 11 years for customer relationships, 9 years for product technology and 8 years for tradenames and other. The weighted average amortization period for all intangible assets in the above table is 11 years.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.	Acquisitions and Dispositions (continued)

    The components of the purchase price allocations for 2008 acquisitions, as revised in 2009 for finalization of the purchase price allocations and earned contingent purchase price payments where applicable, are as follows:

(In millions)	Analytical Technologies	Laboratory Products and Services	Total

Purchase Price
Cash paid including transaction costs	$107.0	$91.9	$198.9
Debt assumed	0.1	8.1	8.2
Purchase price payable	2.0	3.1	5.1
Cash acquired	(1.5)	(1.9)	(3.4)

	$107.6	$101.2	$208.8

Allocation
Current assets	$12.7	$32.8	$45.5
Property, plant and equipment	3.4	15.3	18.7
Intangible assets:
Customer relationships	23.2	25.3	48.5
Product technology	25.7	6.3	32.0
Tradenames and other	5.1	2.9	8.0
Goodwill	54.0	46.0	100.0
Other assets	0.4	0.1	0.5
Liabilities assumed	(16.9)	(27.5)	(44.4)

	$107.6	$101.2	$208.8

The weighted-average amortization periods for intangible assets acquired in 2008 are 8 years for customer relationships, 7 years for product technology and 8 years for tradenames and other. The weighted average amortization period for all intangible assets in the above table is 8 years.

The company’s results would not have been materially different from its reported results had the company’s acquisitions occurred at the beginning of 2008.

Dispositions

On April 4, 2011, the company sold two businesses. See Note 17.

The company sold four small business units in 2009 and recorded gains aggregating $0.6 million, included in restructuring and other costs, net, in the accompanying statement of income. The net cash proceeds were $4.4 million. The company also sold a small business unit in 2008 for net cash proceeds of $4 million and recorded a loss of $3 million. Operating results of the businesses were not material.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Business Segment and Geographical Information

The company’s continuing operations fall into two business segments. The company’s segments are as follows:

Analytical Technologies: serves research scientists, as well as customers in healthcare and clinical laboratories, in manufacturing and in the field, with a suite of advanced analytical technologies, including scientific instruments, robotics and software for creating advanced integrated workflows. The segment also includes a range of diagnostic reagents and instruments used by hospitals and reference laboratories.

Laboratory Products and Services: serves life science, healthcare and safety markets with a broad portfolio of products and consumables used for routine laboratory processes, as well as a range of biopharma outsourcing services such as clinical packaging and biological sample management. The segment also includes the company’s extensive customer channels network consisting of catalog, e-commerce and other sales avenues.

The company’s management evaluates segment operating performance based on operating income before certain charges/credits to cost of revenues and selling, general and administrative expenses, principally associated with acquisition accounting; restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines; and amortization of acquisition-related intangible assets. The company uses this measure because it helps management understand and evaluate the segments’ core operating results and facilitates comparison of performance for determining compensation.

Business Segment Information

(In millions)	2010	2009	2008

Revenues
Analytical Technologies	$4,502.7	$4,053.0	$4,373.4
Laboratory Products and Services	6,583.6	6,329.4	6,365.7
Eliminations	(516.1)	(470.8)	(425.9)

Consolidated revenues	10,570.2	9,911.6	10,313.2

Segment Income
Analytical Technologies (a)	928.0	788.0	917.4
Laboratory Products and Services (a)	912.1	861.4	899.5

Subtotal reportable segments (a)	1,840.1	1,649.4	1,816.9

Cost of revenues charges	(16.0)	(6.7)	(1.5)
Selling, general and administrative charges, net	(3.0)	(1.5)	—
Restructuring and other costs, net	(60.4)	(59.2)	(35.4)
Amortization of acquisition-related intangible assets	(554.7)	(579.9)	(585.7)

Consolidated operating income	1,206.0	1,002.1	1,194.3
Other expense, net (b)	(100.3)	(121.7)	(101.4)

Income from continuing operations before provision for income taxes	$1,105.7	$880.4	$1,092.9

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Business Segment and Geographical Information (continued)

(In millions)	2010	2009	2008

Total Assets
Analytical Technologies	$7,582.7	$7,233.9	$7,000.4
Laboratory Products and Services	12,146.1	12,216.5	12,353.9
Corporate/Other (c)	1,620.6	2,174.6	1,735.7

Consolidated total assets	$21,349.4	$21,625.0	$21,090.0

Depreciation
Analytical Technologies	$89.7	$85.6	$86.3
Laboratory Products and Services	101.6	97.4	96.4

Consolidated depreciation	$191.3	$183.0	$182.7

Capital Expenditures
Analytical Technologies	$84.3	$77.0	$104.1
Laboratory Products and Services	147.9	91.1	135.5
Corporate/Other	25.6	31.9	11.8

Consolidated capital expenditures	$257.8	$200.0	$251.4

Geographical Information

(In millions)	2010	2009	2008

Revenues (d)
United States	$7,071.3	$6,658.7	$6,989.5
Germany	1,360.5	1,166.2	1,134.6
United Kingdom	869.3	891.1	978.2
Other	3,254.2	2,929.2	2,921.1
Transfers among geographical areas (e)	(1,985.1)	(1,733.6)	(1,710.2)

	$10,570.2	$9,911.6	$10,313.2

Long-lived Assets (f)
United States	$748.8	$707.0	$708.5
Germany	121.7	127.9	98.9
United Kingdom	170.4	158.2	129.3
Other	319.3	292.8	291.2

	$1,360.2	$1,285.9	$1,227.9

(a)
Represents operating income before certain charges to cost of revenues and selling, general and administrative expenses; restructuring and other costs, net; and amortization of acquisition-related intangibles.

(b)	The company does not allocate other expense, net to its segments.
(c)	Corporate assets consist primarily of cash and cash equivalents, short-term investments, property and equipment at the company’s corporate offices and assets of the discontinued operations.
(d)	Revenues are attributed to countries based on selling location.
(e)	Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(f)	Includes property, plant and equipment, net.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.	Other Expense, Net

The components of other expense, net, in the accompanying statement of income are as follows:

(In millions)	2010	2009	2008

Interest Income	$12.5	$16.1	$51.7
Interest Expense	(84.7)	(118.0)	(151.5)
Gain (Loss) on Investments, Net	1.2	(3.1)	(5.6)
Other Items, Net	(29.3)	(16.7)	4.0

	$(100.3)	$(121.7)	$(101.4)

The company recorded charges of $3.6 million and $6.1 million in 2009 and 2008 for other than temporary impairment of investments that decreased in value primarily in the prior 6-9 months.

Gain (loss) on investments, net also includes portfolio gains from the company’s day-to day investing activities.

Other Items, Net

During 2010, the company redeemed all of its outstanding 6 1/8% Senior Subordinated Notes due 2015 (Note 9). The company recorded a loss on the early extinguishment of debt of $17 million, principally as a result of this redemption. The company recorded $8 million of fees associated with short-term financing commitments for the purchase of Dionex (Note 2).

During 2009, the company redeemed all of its outstanding 6.75% Senior Subordinated Notes due 2014 and settled a tender offer for its 2.50% Convertible Senior Notes due 2023. As a result of these transactions, the company recorded a loss on the early extinguishment of debt of $15 million.

Note 5.	Stock-based Compensation Plans

The company has stock-based compensation plans for its key employees, directors and others. These plans permit the grant of a variety of stock and stock-based awards, including restricted stock, stock options or performance-based shares, as determined by the compensation committee of the company’s Board of Directors or for certain non-officer grants, by the company’s employee equity committee, which consists of its chief executive officer. Options granted under these plans generally vest over 3-5 years with terms of 7-10 years, assuming continued employment with certain exceptions. The company practice is to grant options at fair market value. The company generally issues new shares of its common stock to satisfy option exercises. Grants of stock options and restricted stock on or after November 9, 2006, provide that in the event of both a future change in control of the company and a qualifying termination of an option holder’s employment, all options and service-based restricted stock awards held by the recipient become immediately vested (unless an employment or other agreement with the employee provides for different treatment).

Compensation cost is based on the grant-date fair value and is recognized ratably over the requisite vesting period or to the retirement date for retirement eligible employees, if earlier.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Stock-based Compensation Plans (continued)

    The components of pre-tax stock-based compensation expense are as follows:

(In millions)	2010	2009	2008

Stock Option Awards	$48.7	$41.6	$35.6
Restricted share/Unit Awards	33.1	25.4	20.8

Total Stock-based Compensation Expense	$81.8	$67.0	$56.4

    Stock-based compensation expense is included in the accompanying statement of income as follows:

(In millions)	2010	2009	2008

Cost of Revenues	$5.9	$6.1	$4.1
Selling, General and Administrative Expenses	74.1	58.8	50.7
Research and Development Expenses	1.8	2.1	1.6

Total Stock-based Compensation Expense	$81.8	$67.0	$56.4

The company has elected to recognize any excess income tax benefits from stock option exercises in capital in excess of par value only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to the company. The company measures the tax benefit associated with excess tax deductions related to stock-based compensation expense by multiplying the excess tax deductions by the statutory tax rates. The company uses the incremental tax benefit approach for utilization of tax attributes. Tax benefits recognized in capital in excess of par value on the accompanying balance sheet were $10.9 million and $25.1 million, respectively, in 2010 and 2008. A tax charge of $1.6 million was recorded in capital in excess of par value in 2009 for the excess of deferred tax asset over actual tax benefits realized at option exercise.

Stock Options

The fair value of most option grants is estimated using the Black-Scholes option pricing model. For option grants that require the achievement of both service and market conditions, a lattice model is used to estimate fair value. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the company’s stock. Historical data on exercise patterns is the basis for estimating the expected life of an option. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the expected life assumed at the date of grant. The compensation expense recognized for all stock-based awards is net of estimated forfeitures. Forfeitures are estimated based on an analysis of actual option forfeitures.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Stock-based Compensation Plans (continued)

    The weighted average assumptions used in the Black-Scholes option pricing model are as follows:

	2010	2009	2008

Expected Stock Price Volatility	32%	31%	22%
Risk Free Interest Rate	2.0%	2.2%	2.4%
Expected Life of Options (years)	4.1	3.8	4.4
Expected Annual Dividend per Share	$—	$—	$—

The weighted average per share grant-date fair values of options granted during 2010, 2009 and 2008 were $14.12, $10.41 and $12.70, respectively. The total intrinsic value of options exercised during the same periods was $48.1 million, $20.7 million and $95.4 million, respectively. The intrinsic value is the difference between the market value of the shares on the exercise date and the exercise price of the option.

A summary of option activity as of December 31, 2010 and changes during the three years then ended is presented below:

	Shares (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (a) (in millions)

Outstanding at December 31, 2007	15.3	$33.99
Granted	4.4	55.23
Exercised	(3.2)	26.95
Canceled / Expired	(0.4)	48.47

Outstanding at December 31, 2008	16.1	40.72
Granted	7.3	37.45
Exercised	(1.7)	31.77
Canceled / Expired	(1.8)	50.43

Outstanding at December 31, 2009	19.9	39.39
Granted	4.3	49.61
Exercised	(2.4)	31.96
Canceled / Expired	(0.8)	44.55

Outstanding at December 31, 2010	21.0	42.15	4.5

Vested and Unvested Expected to Vest at December 31, 2010	20.4	42.03	4.4	$273.6

Exercisable at December 31, 2010	10.8	39.73	3.3	$169.8

(a)	Market price per share on December 31, 2010 was $55.36. The intrinsic value is zero for options with exercise prices above the market price.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Stock-based Compensation Plans (continued)

As of December 31, 2010, there was $81 million of total unrecognized compensation cost related to unvested stock options granted. The cost is expected to be recognized through 2015 with a weighted average amortization period of 2.7 years.

Restricted Share/Unit Awards

The company awards to a number of key employees restricted company common stock or restricted units that convert into an equivalent number of shares of common stock. The awards generally vest in annual installments over three years, assuming continued employment, with some exceptions. Vesting of the awards is contingent upon meeting certain service conditions and may also be contingent upon meeting certain performance and/or market conditions. The fair market value of the award at the time of the grant is amortized to expense over the period of vesting. Recipients of restricted shares have the right to vote such shares and receive cash dividends, whereas recipients of restricted units have no voting rights but are entitled to receive dividend equivalents. The fair value of service- and performance-based restricted share/unit awards is determined based on the number of shares/units granted and the market value of the company’s shares on the grant date. For awards with market-based vesting conditions, the company uses a lattice model to estimate the grant-date fair value of the award.

A summary of the status of the company’s restricted shares/units as of December 31, 2010 and changes during the three years then ended are presented below:

	Shares (in thousands)	Weighted Average Grant-Date Fair Value

Unvested at December 31, 2007	791	$46.55
Granted	397	55.09
Vested	(374)	44.68
Forfeited	(19)	51.87

Unvested at December 31, 2008	795	47.80
Granted	1,475	39.76
Vested	(436)	46.34
Forfeited	(163)	43.59

Unvested at December 31, 2009	1,671	41.99
Granted	704	49.43
Vested	(499)	42.00
Forfeited	(92)	39.56

Unvested at December 31, 2010	1,784	45.05

As of December 31, 2010, there was $44 million of total unrecognized compensation cost related to unvested restricted share/unit awards. The cost is expected to be recognized through 2015 with a weighted average amortization period of 2.4 years. At December 31, 2010, the vesting of 515,000 unvested restricted units is contingent upon the company’s future stock price performance exceeding that of a specified index.. The total fair value of shares vested during 2010, 2009 and 2008 was $21.0 million, $20.2 million and $16.7 million, respectively.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Stock-based Compensation Plans (continued)

Employee Stock Purchase Plans

Qualifying employees are eligible to participate in an employee stock purchase plan sponsored by the company. Shares may be purchased under the program at 95% of the fair market value at the end of the purchase period and the shares purchased are not subject to a holding period. Shares are purchased through payroll deductions of up to 10% of each participating employee’s gross wages. The company issued 127,000, 139,000 and 124,000 shares, respectively, of its common stock for the 2010, 2009 and 2008 plan years, which ended on December 31.

Note 6.	Pension and Other Postretirement Benefit Plans

401(k) Savings Plan and Other Defined Contribution Plans

The company’s 401(k) savings and other defined contribution plans cover the majority of the company’s eligible U.S. and certain non-U.S. employees. Contributions to the plans are made by both the employee and the company. Company contributions are based on the level of employee contributions. Company contributions to these plans are based on formulas determined by the company. In 2010, 2009 and 2008, the company charged to expense $59.2 million, $60.8 million and $53.0 million, respectively, related to its defined contribution plans.

Defined Benefit Pension Plans

Employees of a number of non-U.S. and certain U.S. subsidiaries participate in defined benefit pension plans covering substantially all full-time employees at those subsidiaries. Some of the plans are unfunded, as permitted under the plans and applicable laws. The company also has postretirement healthcare programs at several acquired businesses, in which certain employees at those businesses are eligible to participate. The costs of the healthcare program are funded on a self-insured and insured-premium basis.

The company recognizes the funded status of defined benefit pension and other postretirement benefit plans as an asset or liability. This amount is defined as the difference between the fair value of plan assets and the benefit obligation. The company is required to recognize as a component of other comprehensive income, net of tax, the actuarial (gains) losses and prior service costs (credits) that arise but were not previously required to be recognized as components of net periodic benefit cost. Other comprehensive income is adjusted as these amounts are later recognized in income as components of net periodic benefit cost.

When an employer is acquired as part of a merger, any excess of projected benefit obligation over the plan assets is recognized as a liability and any excess of plan assets over the projected benefit obligation is recognized as an asset. The recognition of a new liability or a new asset results in the elimination of (a) previously existing unrecognized net gain or loss and (b) unrecognized prior service cost.

    The company funds annually, at a minimum, the statutorily required minimum amount as actuarially determined. During 2010, 2009 and 2008, the company made contributions of approximately $24.4 million, $41.1 million and $20.7 million, respectively. Contributions are estimated at between $20 and $30 million for 2011.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Pension and Other Postretirement Benefit Plans (continued)

The following table provides a reconciliation of benefit obligations and plan assets of the company’s domestic and non-U.S. pension plans:

	Domestic Pension Benefits		Non-U.S. Pension Benefits
(In millions)	2010	2009	2010	2009

Change in Projected Benefit Obligations
Benefit Obligation at Beginning of Year	$395.2	$408.5	$608.3	$511.7
Business combination	—	—	4.3	10.4
Service costs	0.3	0.8	11.4	9.7
Interest costs	21.1	20.6	30.7	28.6
Curtailment	—	(3.1)	(5.9)	(2.7)
Plan participants' contributions	—	—	3.3	3.1
Actuarial (gains) losses	16.7	(12.1)	38.8	31.1
Benefits paid	(19.7)	(19.5)	(24.1)	(21.5)
Currency translation and other	—	—	(10.5)	37.9

Benefit Obligation at End of Year	$413.6	$395.2	$656.3	$608.3

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at Beginning of Year	$347.1	$292.0	$475.0	$368.9
Business combination	—	—	1.3	9.8
Actual return on plan assets	34.7	63.3	45.5	60.4
Employer contribution	0.4	11.3	21.5	27.3
Plan participants' contributions	—	—	3.3	3.1
Benefits paid	(19.7)	(19.5)	(24.1)	(21.5)
Currency translation and other	—	—	(12.0)	27.0

Fair Value of Plan Assets at End of Year	$362.5	$347.1	$510.5	$475.0

Funded Status	$(51.1)	$(48.1)	$(145.8)	$(133.3)

Accumulated Benefit Obligation	$413.6	$395.2	$625.4	$581.8

Amounts Recognized in Balance Sheet
Non-current asset	$—	$—	$2.3	$3.1
Current liability	—	—	(3.6)	(3.5)
Non-current liability	(51.1)	(48.1)	(144.5)	(132.9)

Net amount recognized	$(51.1)	$(48.1)	$(145.8)	$(133.3)

Amounts Recognized in Accumulated Other Comprehensive Loss
Net actuarial loss	$109.3	$98.1	$42.0	$24.4
Prior service credits	—	—	(0.5)	(0.5)

Net amount recognized	$109.3	$98.1	$41.5	$23.9

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Pension and Other Postretirement Benefit Plans (continued)

    The actuarial assumptions used to compute the funded (unfunded) status for the plans are based upon information available as of December 31, 2010 and 2009 and are as follows:

	Domestic Pension Benefits		Non-U.S. Pension Benefits
(In millions)	2010	2009	2010	2009

Weighted Average Assumptions Used to Determine Projected Benefit Obligations
Discount rate	5.25%	5.50%	4.77%	5.37%
Average rate of increase in employee compensation	4.00%	4.00%	3.34%	3.24%

    The actuarial assumptions used to compute the net periodic pension benefit cost (income) are based upon information available as of the beginning of the year, as presented in the following table:

	Domestic Pension Benefits			Non-U.S. Pension Benefits
(In millions)	2010	2009	2008	2010	2009	2008

Weighted Average Assumptions Used to Determine the Net Benefit Cost (Income)
Discount rate	5.50%	5.25%	5.75%	5.37%	5.43%	5.20%
Average rate of increase in employee compensation	4.00%	4.00%	4.04%	3.24%	3.29%	3.60%
Expected long-term rate of return on assets	7.75%	7.75%	7.75%	5.59%	5.67%	6.08%

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Pension and Other Postretirement Benefit Plans (continued)

Prior to the November 2006 merger with Fisher Scientific International, Inc., Fisher maintained a supplemental non-qualified executive retirement program (SERP) for certain executives. Accrual of future benefits under the plan ceased following the merger. The following table provides a reconciliation of benefit obligations and plan assets of the company’s SERP and other postretirement benefit plans:

	SERP Benefits		Postretirement Benefits
(In millions)	2010	2009	2010	2009

Change in Projected Benefit Obligations
Benefit Obligation at Beginning of Year	$11.6	$12.3	$32.2	$31.4
Service costs	—	—	0.4	0.6
Interest costs	0.6	0.6	1.8	1.8
Plan participants' contributions	—	—	1.4	1.4
Actuarial (gains) losses	0.6	(0.8)	2.2	(0.9)
Benefits paid	(0.4)	(0.5)	(3.5)	(3.4)
Currency translation and other	—	—	0.4	1.3

Benefit Obligation at End of Year	$12.4	$11.6	$34.9	$32.2

Change in Fair Value of Plan Assets
Fair Value of Plan Assets at Beginning of Year	$—	$—	$—	$—
Employer contribution	0.4	0.5	2.1	2.0
Plan participants' contributions	—	—	1.4	1.4
Benefits paid	(0.4)	(0.5)	(3.5)	(3.4)

Fair Value of Plan Assets at End of Year	$—	$—	$—	$—

Funded Status	$(12.4)	$(11.6)	$(34.9)	$(32.2)

Accumulated Benefit Obligation	$12.4	$11.6

Amounts Recognized in Balance Sheet
Current liability	$(0.5)	$(0.5)	$(2.1)	$(2.3)
Non-current liability	(11.9)	(11.1)	(32.8)	(29.9)

Net amount recognized	$(12.4)	$(11.6)	$(34.9)	$(32.2)

Amounts Recognized in Accumulated Other Comprehensive (Income) Loss
Net actuarial (gain) loss	$0.4	$(0.2)	$(0.5)	$(3.1)
Prior service credits	—	—	(0.7)	(0.8)

Net amount recognized	$0.4	$(0.2)	$(1.2)	$(3.9)

Weighted Average Assumptions Used to Determine Benefit Obligations
Discount rate	5.25%	5.50%	5.44%	5.94%
Average rate of increase in employee compensation	4.00%	4.00%	—	—
Initial healthcare cost trend rate			7.91%	8.59%
Ultimate healthcare cost trend rate			5.52%	5.62%

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Pension and Other Postretirement Benefit Plans (continued)

	SERP Benefits			Postretirement Benefits
(In millions)	2010	2009	2008	2010	2009	2008

Weighted Average Assumptions Used to Determine the Net Benefit Cost
Discount rate	5.50%	5.25%	5.75%	5.94%	5.73%	5.66%
Average rate of increase in employee compensation	4.00%	4.00%	4.00%	—	—	—

    The ultimate healthcare cost trend rates for the postretirement benefit plans are expected to be reached between 2017 and 2026.

    The discount rate reflects the rate the company would have to pay to purchase high-quality investments that would provide cash sufficient to settle its current pension obligations. The discount rate is determined based on a range of factors, including the rates of return on high-quality, fixed-income corporate bonds and the related expected duration of the obligations or, in certain instances, the company has used a hypothetical portfolio of high quality instruments with maturities that mirror the benefit obligation in order to accurately estimate the discount rate relevant to a particular plan.

The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested, or to be invested, to provide for the benefits included in the projected benefit obligations. In determining the expected long-term rate of return on plan assets, the company considers the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes and economic and other indicators of future performance. In addition, the company may consult with and consider the opinions of financial and other professionals in developing appropriate return benchmarks.

Asset management objectives include maintaining an adequate level of diversification to reduce interest rate and market risk and providing adequate liquidity to meet immediate and future benefit payment requirements.

The expected rate of compensation increase reflects the long-term average rate of salary increases and is based on historic salary increase experience and management’s expectations of future salary increases.

    The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost in 2011 are as follows:

(In millions)	Domestic Pension Benefits	Non-U.S. Pension Benefits	Post-retirement Benefits

Net Actuarial Loss (Gain)	$4.1	$1.5	$(0.1)
Net Prior Service Costs (Credit)	—	—	(0.1)

	$4.1	$1.5	$(0.2)

There are no amounts in accumulated other comprehensive income related to the SERP expected to be recognized in net periodic benefit cost in 2011.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Pension and Other Postretirement Benefit Plans (continued)

    The projected benefit obligation and fair value of plan assets for the company’s qualified and non-qualified pension plans with projected benefit obligations in excess of plan assets are as follows:

	Pension Plans
(In millions)	2010	2009

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets
Projected benefit obligation	$945.9	$889.4
Fair value of plan assets	734.3	693.3

    The accumulated benefit obligation and fair value of plan assets for the company's qualified and non-qualified pension plans with accumulated benefit obligations in excess of plan assets are as follows:

	Pension Plans
(In millions)	2010	2009

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets
Accumulated benefit obligation	$910.5	$835.5
Fair value of plan assets	725.6	662.0

The company has other postretirement benefit plans discussed elsewhere in this note with an accumulated post-retirement benefit obligation of $34.9 million that is unfunded. These plans are excluded from the above table.

The measurement date used to determine benefit information is December 31 for all plan assets and benefit obligations.

The net periodic pension benefit cost (income) includes the following components for 2010, 2009 and 2008:

	Domestic Pension Benefits			Non-U.S. Pension Benefits
(In millions)	2010	2009	2008	2010	2009	2008

Components of Net Benefit Cost (Income)
Service cost-benefits earned	$0.3	$0.8	$2.9	$11.4	$9.7	$10.9
Interest cost on benefit obligation	21.1	20.6	22.0	30.7	28.6	32.8
Expected return on plan assets	(29.9)	(30.0)	(31.1)	(24.9)	(21.2)	(30.4)
Recognized actuarial net loss	0.7	—	—	1.3	1.6	1.4
Amortization of prior service benefit	—	—	—	—	—	0.1
Settlement/curtailment (gain) loss	—	—	(19.3)	0.1	(0.2)	—
Special termination benefit	—	0.2	—	0.5	3.0	0.1

Net periodic benefit cost (income)	$(7.8)	$(8.4)	$(25.5)	$19.1	$21.5	$14.9

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Pension and Other Postretirement Benefit Plans (continued)

    The net periodic SERP and other postretirement benefit cost includes the following components for 2010, 2009 and 2008:

	SERP Benefits			Postretirement Benefits
(In millions)	2010	2009	2008	2010	2009	2008

Components of Net Benefit Cost
Service cost-benefits earned	$—	$—	$—	$0.4	$0.6	$0.8
Interest cost on benefit obligation	0.6	0.6	0.6	1.8	1.8	1.8
Recognized actuarial net gain	—	—	—	(0.2)	—	—
Amortization of prior service benefit	—	—	—	(0.1)	(0.1)	(0.1)
Special termination benefit	—	—	0.2	—	—	—

Net periodic benefit cost	$0.6	$0.6	$0.8	$1.9	$2.3	$2.5

Expected benefit payments are estimated using the same assumptions used in determining the company’s benefit obligation at December 31, 2010. Benefit payments will depend on future employment and compensation levels, average years employed and average life spans, among other factors, and changes in any of these factors could significantly affect these estimated future benefit payments. Estimated future benefit payments during the next five years and in the aggregate for the five fiscal years thereafter, are as follows:

(In millions)	Domestic Pension Benefits	Non-U.S. Pension Benefits	SERP Benefits	Post-retirement Benefits

2011	$22.6	$21.4	$0.5	$2.1
2012	23.2	23.5	0.5	2.2
2013	23.2	24.3	0.5	2.2
2014	23.7	25.4	1.7	2.1
2015	24.5	26.8	1.5	2.2
2016-2020	132.2	152.0	6.2	10.7

    A change in the assumed healthcare cost trend rate by one percentage point effective January 2010 would change the accumulated postretirement benefit obligation as of December 31, 2010 and the 2010 aggregate of service and interest costs, as follows:

(In millions)	Increase	Decrease

One Percentage Point
Effect in total of service and interest cost components	$0.3	$(0.3)
Effect on postretirement healthcare benefit obligation	4.5	(3.5)

Domestic Pension Plan Assets

The company’s overall objective is to invest in a portfolio of diversified assets, primarily through the use of institutional collective funds, to achieve long-term growth. The strategic asset allocation uses a combination of risk controlled and index strategies in fixed income and global equities. The company also has a small portfolio (comprising less than 4% of invested assets) of private equity investments. The target allocations for the remaining investments are approximately 34% to funds investing in U.S. equities, including a sub-allocation of approximately 5% to real estate-related equities, approximately 29% to funds investing in international equities and approximately 37% to funds investing in fixed income securities. The portfolio maintains enough liquidity at all times to meet the near-term benefit payments.

THERMO FISHER SCIENTIFIC INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Pension and Other Postretirement Benefit Plans (continued)

    The fair values of the company’s domestic plan assets at December 31, 2010 and 2009, by asset category are as follows:

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2010	(Level 1)	(Level 2)	(Level 3)

Asset Category
U.S. equity funds	$128.1	$—	$128.1	$—
International equity funds	96.1	—	96.1	—
Fixed income funds	112.9	—	112.9	—
Private equity funds	13.0	—	—	13.0
Money market funds	12.3	—	12.3	—
Alternative investments	0.1	—	—	0.1

Total Assets	$362.5	$—	$349.4	$13.1

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2009	(Level 1)	(Level 2)	(Level 3)

Asset Category
U.S. equity funds	$111.1	$—	$111.1	$—
International equity funds	90.7	—	90.7	—
Fixed income funds	115.4	—	115.4	—
Private equity funds	14.8	—	—	14.8
Money market funds	14.2	—	14.2	—
Alternative investments	0.9	—	—	0.9

Total Assets	$347.1	$—	$331.4	$15.7

The tables above present the fair value of the company’s plan assets in accordance with the fair value hierarchy (Note 12). Certain pension plan assets are measured using net asset value per share (or its equivalent) and are reported as a level 2 investment above due to the company’s ability to redeem its investment either at the balance sheet date or within limited time restrictions. The fair value of the company’s private equity and alternative investments, which are classified as level 3 investments, are based on valuations provided by the respective funds. The following table represents a rollforward of the fair value, as determined by level 3 inputs.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Pension and Other Postretirement Benefit Plans (continued)

(In millions)	Private Equity Funds	Alternative Investments	Total

Balance at December 31, 2008	$15.4	$14.5	$29.9
Actual return on plan assets:
Relating to assets held at reporting date	(1.4)	0.4	(1.0)
Relating to assets sold/distributed during period	0.1	—	0.1
Purchases, capital contributions, sales and settlements	0.7	(14.0)	(13.3)

Balance at December 31, 2009	$14.8	$0.9	$15.7
Actual return on plan assets:
Relating to assets held at reporting date	(2.0)	0.1	(1.9)
Relating to assets sold/distributed during period	2.3	0.2	2.5
Purchases, capital contributions, sales and settlements	(2.1)	(1.1)	(3.2)

Balance at December 31, 2010	$13.0	$0.1	$13.1

    The table below presents, as of December 31, 2010, the fair value measurements of investments in certain domestic plan assets that calculate and provide the company with a net asset value per share (or its equivalent). These plan investments are all classified as level 2 or 3 according to the fair value hierarchy:

(In millions)	Fair Value	Unfunded Commitments	Redemption Frequency (if Currently Eligible)	Redemption Notice Period

Asset Category
U.S. equity funds	$128.1	$—	At least monthly	No more than 3 days
International equity funds	96.1	—	At least monthly	No more than 3 days
Fixed income funds	112.9	—	At least monthly	No more than 3 days
Private equity funds	13.0	1.0	Restricted	Restricted
Money market funds	12.3	—	Daily	Daily
Alternative investments	0.1	—	Restricted	Restricted

	$362.5	$1.0

Non-U.S. Pension Plan Assets

The company maintains specific plan assets for many of the individual pension plans outside the U.S. The investment strategy of each plan has been uniquely established based on the country specific standards and characteristics of the plans. Several of the plans have contracts with insurance companies whereby the market risks of the benefit obligations are borne by the insurance companies. When assets are held directly in investments, generally the objective is to invest in a portfolio of diversified assets with a variety of fund managers. The investments are substantially limited to funds investing in global equities and fixed income securities with the target asset allocations ranging from approximately 50% - 60% for equities and 40% - 50% for fixed income. Each plan maintains enough liquidity at all times to meet the near-term benefit payments.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Pension and Other Postretirement Benefit Plans (continued)

    The fair values of the company’s non-U.S. plan assets at December 31, 2010 and 2009, by asset category are as follows:

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2010	(Level 1)	(Level 2)	(Level 3)

Asset Category
Equity funds	$249.0	$49.0	$200.0	$—
Fixed income funds	176.1	20.4	155.7	—
Insurance contracts	82.0	—	82.0	—
Cash / money market funds	3.4	3.2	0.2	—

Total Assets	$510.5	$72.6	$437.9	$—

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2009	(Level 1)	(Level 2)	(Level 3)

Asset Category
Equity funds	$222.5	$39.1	$183.4	$—
Fixed income funds	166.0	18.8	147.2	—
Insurance contracts	79.3	—	79.3	—
Cash / money market funds	7.2	7.0	0.2	—

Total Assets	$475.0	$64.9	$410.1	$—

    The table below presents the fair value measurements of investments in certain non-U.S. plan assets that calculate and provide the company with a net asset value per share (or its equivalent). These plan investments are all classified as level 2 according to the fair value hierarchy:

(In millions)	Fair Value	Unfunded Commitments	Redemption Frequency (if Currently Eligible)	Redemption Notice Period

Asset Category
Equity funds	$200.0	$—	At least monthly	No more than 1 month
Fixed income funds	155.7	—	At least weekly	No more than 5 days
Insurance contracts	82.0	—	Not applicable	Not applicable
Money market funds	0.2	—	Daily	Daily

	$437.9	$—

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.	Income Taxes

    The components of income from continuing operations before provision for income taxes are as follows:

(In millions)	2010	2009	2008

U.S.	$728.3	$531.8	$670.2
Non-U.S.	377.4	348.6	422.7

	$1,105.7	$880.4	$1,092.9

    The components of the provision for income taxes of continuing operations are as follows:

(In millions)	2010	2009	2008

Current Income Tax Provision
Federal	$232.7	$172.1	$166.0
Non-U.S.	104.5	104.4	81.5
State	33.3	20.7	32.8

	370.5	297.2	280.3

Deferred Income Tax Provision (Benefit)
Federal	$(169.5)	$(142.9)	$(51.6)
Non-U.S.	(68.3)	(83.3)	(63.0)
State	(24.0)	(13.8)	(26.8)

	(261.8)	(240.0)	(141.4)

	$108.7	$57.2	$138.9

    The income tax provision included in the accompanying statement of income is as follows:

(In millions)	2010	2009	2008

Continuing Operations	$108.7	$57.2	$138.9
Discontinued Operations	24.3	18.0	17.2

	$133.0	$75.2	$156.1

The company receives a tax deduction upon the exercise of non-qualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $10.9 million and $25.1 million of such benefits of the company that have been allocated to capital in excess of par value in 2010 and 2008, respectively.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.	Income Taxes (continued)

    The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income from continuing operations before provision for income taxes due to the following:

(In millions)	2010	2009	2008

Provision for Income Taxes at Statutory Rate	$387.0	$308.1	$382.5

Increases (Decreases) Resulting From:
Foreign rate differential	(156.0)	(147.2)	(165.5)
Impact of change in tax laws and apportionment on deferred taxes	(11.0)	(2.5)	(27.9)
Income tax credits	(79.5)	(100.3)	(54.2)
Manufacturing deduction	(31.5)	(15.8)	(17.5)
State income taxes, net of federal tax	3.6	(2.3)	9.7
Nondeductible expenses	5.8	4.5	6.0
Provision (reversal) of tax reserves, net	(6.4)	7.4	6.5
Tax return reassessments and settlements	(1.3)	(0.4)	(1.2)
Other, net	(2.0)	5.7	0.5

	$108.7	$57.2	$138.9

    Net deferred tax asset (liability) in the accompanying balance sheet consists of the following:

(In millions)	2010	2009

Deferred Tax Asset (Liability)
Depreciation and amortization	$(2,116.2)	$(2,211.4)
Net operating loss and credit carryforwards	487.3	443.9
Reserves and accruals	119.7	123.1
Accrued compensation	169.0	149.1
Inventory basis difference	44.9	31.9
Available-for-sale investments	5.4	5.6
Non U.S. earnings expected to be repatriated	6.4	6.4
Other capitalized costs	62.1	—
Other, net	55.7	11.8

	(1,165.7)	(1,439.6)
Less: Valuation allowance	156.1	164.8

	$(1,321.8)	$(1,604.4)

The company estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction and provides a valuation allowance for tax assets and loss and credit carryforwards that it believes will more likely than not go unused. At December 31, 2010, all of the company’s valuation allowance relates to deferred tax assets for which any subsequently recognized tax benefits will reduce income tax expense.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.	Income Taxes (continued)

At December 31, 2010, the company had federal, state and non-U.S. net operating loss carryforwards of $165.3 million, $609.9 million and $715.9 million, respectively. Use of the carryforwards is limited based on the future income of certain subsidiaries. The federal and state net operating loss carryforwards expire in the years 2011 through 2030. Of the non-U.S. net operating loss carryforwards, $242.6 million expire in the years 2011 through 2029, and the remainder do not expire. The company also had $180.6 million of federal foreign tax credit carryforwards as of December 31, 2010, which expire in the years 2011 through 2020.

A provision has not been made for U.S. or additional non-U.S. taxes on $3.7 billion of undistributed earnings of international subsidiaries that could be subject to taxation if remitted to the U.S. because the company plans to keep these amounts permanently reinvested overseas except for instances where the company can remit such earnings to the U.S. without an associated net tax cost. During 2009, the company changed its position regarding the undistributed earnings of its Japan subsidiaries. The earnings of these subsidiaries are no longer considered permanently reinvested. As a result, in 2009 the company provided deferred U.S. income taxes of $28.0 million, offset by a U.S. foreign tax credit of $34.4 million.

Unrecognized Tax Benefits

As of December 31, 2010, the company had $62.1 million of unrecognized tax benefits which, if recognized, would reduce the effective tax rate.

    A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(In millions)	2010	2009	2008

Balance at beginning of year	$76.2	$70.4	$73.9
Additions for tax positions of current year	1.3	11.3	6.5
Additions for tax positions of prior years	2.9	—	—
Closure of tax years	(7.8)	(4.6)	(3.0)
Settlements	(10.5)	(0.9)	(7.0)

	$62.1	$76.2	$70.4

The company classified interest and penalties related to unrecognized tax benefits as income tax expense. The total amount of interest and penalties related to uncertain tax positions and recognized in the balance sheet as of December 31, 2010 and 2009 was $5.3 million for interest.

The company conducts business globally and, as a result, Thermo Fisher or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, China, Denmark, Finland, France, Germany, Italy, Japan, the United Kingdom and the United States. With few exceptions, the company is no longer subject to U.S. federal, state and local, or non-U.S., income tax examinations for years before 2001.

During 2010 and 2009, the statute of limitations on certain unrecognized tax benefits lapsed which resulted in decreases in the liability for unrecognized tax benefits of $7.8 million and $4.6 million, respectively, all of which reduced income tax expense. During 2008, the statute of limitations on certain unrecognized tax benefits lapsed which resulted in a $3.0 million decrease in the liability for unrecognized tax benefits, all of which reduced goodwill.

In 2010, the company settled a Swiss audit of one of its subsidiary’s 2006 and 2007 tax years which resulted in a $8.5 million decrease in the liability for unrecognized tax benefits. The company also settled the IRS audit of its 2007 tax year and the IRS completed the examination phase of its 2006 tax year and the 2006 pre-acquisition tax years of certain Fisher subsidiaries in 2010 which resulted in a $1.2 million decrease in the liability for unrecognized tax benefits. Completion of the audits of the 2006 tax year and the 2006 pre-acquisition tax years of certain Fisher subsidiaries is pending appeals at the IRS. In addition, the company settled various state income tax audits during 2010, which resulted in a $0.8 million decrease in the liability for unrecognized tax benefits. The company does not currently expect any significant changes to previously recorded unrecognized tax benefits within the next 12 months.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.	Income Taxes (continued)

In 2009, the company settled the IRS audit of its 2005 tax year which resulted in a $0.9 million decrease in the liability for unrecognized tax benefits. In 2008, the company settled IRS audits of the 2004 and 2005 pre-acquisition tax years of Fisher, which resulted in a $7 million decrease in the liability for unrecognized tax benefits and goodwill. This decrease in the liability for unrecognized tax benefits was substantially offset by an accrual for unrecognized tax benefits related to the sale of a non-U.S. subsidiary. The company is currently under audit by the Internal Revenue Service for the 2001 to 2004 tax years. Completion of the audit of those years is subject to appeals at the IRS. The company does not currently expect any significant changes to previously recorded unrecognized tax benefits. The company is also currently under audit by the IRS for the 2008 tax year. It is likely that the examination phase of this audit will be completed within 18 months. There were no significant changes to the status of these examinations during 2010.

Note 8.	Earnings per Share

(In millions except per share amounts)	2010	2009	2008

Income from Continuing Operations	$997.0	$823.2	$954.0
Income from Discontinued Operations	36.1	28.1	21.4
(Loss) Gain on Disposal of Discontinued Operations, Net	2.5	(1.0)	5.5

Net Income	1,035.6	850.3	980.9

Income Allocable to Participating Securities	(0.2)	(0.6)	(1.5)

Net Income for Earnings per Share	$1,035.4	$849.7	$979.4

Basic Weighted Average Shares	403.3	412.4	418.2
Effect of:
Convertible debentures	2.9	8.5	13.3
Stock options and restricted stock/units	3.2	1.9	3.2

Diluted Weighted Average Shares	409.4	422.8	434.7

Basic Earnings per Share:
Continuing operations	$2.47	$2.00	$2.28
Discontinued operations	.10	.07	.06

	$2.57	$2.06	$2.34

Diluted Earnings per Share:
Continuing operations	$2.44	$1.95	$2.19
Discontinued operations	.09	.06	.06

	$2.53	$2.01	$2.25

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.	Earnings per Share (continued)

    Options to purchase 8.1 million, 10.9 million and 3.6 million shares of common stock were not included in the computation of diluted earnings per share for 2010, 2009 and 2008, respectively, because their effect would have been antidilutive.

Since the company must settle the par value of its convertible notes in cash, the company is not required to include any shares underlying the convertible notes in its diluted weighted average shares outstanding until the average stock price per share for the period exceeds the $40.20 conversion price for the 3.25% Senior Convertible Subordinated Notes due 2024 and only to the extent of the additional shares the company may be required to issue in the event the company’s conversion obligation exceeds the principal amount of the notes or debentures converted (Note 9). At such time, only the number of shares that would be issuable (under the treasury stock method of accounting for share dilution) are included, which is based upon the amount by which the average stock price exceeds the conversion price.

The table below discloses the effect of changes in the company’s stock price on the amount of shares to be included in the earnings per share calculation. The securities are convertible only if the common stock price equals or exceeds the trigger price. The table assumes normal conversion for the 3.25% Senior Convertible Subordinated Notes due 2024 in which the principal amount is paid in cash, and the excess up to the conversion value is paid in shares of the company’s stock as follows:

3.25% Senior Convertible Notes

Principal Outstanding (in millions)	$329.3
Conversion Price per Share	40.20
Trigger Price	48.24

Future Common Stock Price	Total Potential Shares (in millions)

$40.20	—
$41.20	0.2
$45.00	0.9
$50.00	1.6
$55.00	2.2
$60.00	2.7
$65.00	3.1
$70.00	3.5

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.	Debt and Other Financing Arrangements

(In millions except per share amounts)	2010	2009

2.50% Senior Convertible Notes, Due 2023 Convertible at $23.73 per Share (net of unamortized discount of $0.4)	$—	$12.6
Floating Rate Senior Convertible Debentures, Due 2033 Convertible at $29.55 per Share (net of unamortized discount of $1.5)	—	325.0
3.25% Senior Subordinated Convertible Notes, Due 2024 Convertible at $40.20 per Share (net of unamortized discount of $1.4 and $9.0, respectively)	327.9	320.3
2.15% Senior Notes, Due 2012 (includes interest rate hedge of $6.6 in 2010; net of interest rate hedge of $2.9 in 2009 and unamortized discount of $0.4 and $0.5, respectively)	356.2	346.6
3.25% Senior Notes, Due 2014 (includes interest rate hedge of $13.8 in 2010; net of interest rate hedge of $6.6 in 2009 and unamortized discount of $0.3 and $0.4, respectively)	413.5	393.0
3.20% Senior Notes, Due 2015 (includes interest rate hedge of $16.9; net of unamortized discount of $1.6)	465.3	—
5% Senior Notes, Due 2015	250.0	250.0
4.70% Senior Notes, Due 2020 (net of unamortized discount of $0.1)	299.9	—
6 1/8% Senior Subordinated Notes, Due 2015	—	500.0
Other	24.3	34.0

	2,137.1	2,181.5
Less: Short-term Obligations and Current Maturities	105.8	117.5

	$2,031.3	$2,064.0

    The annual repayment requirements for debt obligations are as follows:

(In millions)

2011	$105.7
2012	351.9
2013	4.6
2014	401.7
2015	708.8
2016 and thereafter	530.9

2,103.6
Less: Unamortized discount	3.8
Add: Fair value of interest rate hedge	37.3

$2,137.1

See Note 12 for fair value information pertaining to the company’s long-term obligations.

Short-term obligations and current maturities of long-term obligations in the accompanying balance sheet included $3.7 million and $1.9 million at year-end 2010 and 2009, respectively, of short-term bank borrowings and borrowings under lines of credit of certain of the company’s subsidiaries. The weighted average interest rate for short-term borrowings was 10.63% and 11.42% at December 31, 2010 and 2009, respectively. In addition to available borrowings under the company’s revolving credit agreement, discussed below, the company had unused lines of credit of $69.6 million as of December 31, 2010. These unused lines of credit generally provide for short-term unsecured borrowings at various interest rates.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.	Debt and Other Financing Arrangements (continued)

In December 2010, the company obtained short-term financing commitments from two investment banking firms to fund $1.5 billion of the purchase price of Dionex. Interest on the short-term debt would have been computed based on one of several Federal Funds or LIBOR-based rates, the most favorable of which was 1.75% at December 31, 2010. However, in February 2011, the company issued $2.2 billion of senior notes (see Note 17), primarily to fund the pending acquisition of Dionex, and terminated the short-term financing commitment.

Credit Facilities

The company has a revolving credit facility with a bank group that provides for up to $1 billion of unsecured multi-currency revolving credit that will expire in August 2012. The agreement calls for interest at either a LIBOR-based rate or a rate based on the prime lending rate of the agent bank, at the company’s option. The rate at December 31, 2010, was between 0.44% and 0.65% (depending on duration) under the more favorable of the two rates. The revolving credit facility allows for the issuance of letters of credit, which reduces the amount available for borrowing. The agreement contains affirmative, negative and financial covenants, and events of default customary for financings of this type. The financial covenant requires the company to maintain total leverage below a certain maximum level. The company was in compliance with all covenants between 2008 and 2010. The credit agreement permits the company to use the facility for working capital; acquisitions; repurchases of common stock, debentures and other securities; the refinancing of debt; and general corporate purposes. As of December 31, 2010, there were no borrowings under the revolver and $48.3 million in letters of credit outstanding, resulting in $951.7 million of borrowings available under the revolving credit facility.

2.50% Senior Convertible Notes due 2023

At the November 2006 closing date of the merger with Fisher, the company assumed $300.0 million aggregate principal amount of 2.50% Senior Convertible Notes due 2023. Interest on the notes was payable on April 1 and October 1 of each year. The notes were convertible at the option of the holder, at a price of $23.73 per share, if the common stock price exceeded the trigger price of $28.48 for a period of time as defined in the agreement, or upon the occurrence of certain other events.

During the fourth quarter of 2009, the company made a tender offer to purchase for cash any and all outstanding 2.50% Senior Convertible Notes due 2023 at a purchase price per $1,000 principal amount of $2,072.4743. At the expiration of the offer, the company purchased $282.3 million aggregate principal amount of such notes for an aggregate of $586.6 million including accrued and unpaid interest. The company recorded a loss of $10 million in 2009 on the early extinguishment of this debt in other expense, net on the accompanying statement of income. During 2010, the company purchased all of the remaining $13 million aggregate principal amount of the 2.50% Senior Convertible Notes due 2023 for an aggregate of $28 million.

Floating Rate Senior Convertible Debentures due 2033

At the closing date of the merger with Fisher, the company assumed $344.4 million aggregate principal amount of Floating Rate Senior Convertible Debentures due 2033. Interest on the notes was payable on March 15, June 15, September 15 and December 15 of each year at an annual rate of 90-day LIBOR minus 1.25%. The notes were convertible at the option of the holder, at a price of $29.55 per share, if the common stock price exceeds the trigger price of $38.41 for a period of time as defined in the agreement, or upon the occurrence of certain other events.

During 2010, following issuance of a redemption notice by the company, holders of the company’s Floating Rate Convertible Senior Debentures due 2033 exercised conversion rights for the remaining $326 million in par value. The company paid the principal and the premium due upon conversion in cash for a total outlay of $573 million.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.	Debt and Other Financing Arrangements (continued)

3.25% Senior Subordinated Convertible Notes due 2024

At the closing date of the merger with Fisher, the company assumed $330.0 million aggregate principal amount of 3.25% Senior Subordinated Convertible Notes due 2024. Interest on the notes is payable on March 1 and September 1 of each year. The notes are convertible at the option of the holder, at a price of $40.20 per share, if the common stock price exceeds the trigger price of $48.24 for a period of time as defined in the agreement, or upon the occurrence of certain other events. The company will be required to deliver cash to holders upon conversion, up to the principal amount of notes converted. The company will have the option to satisfy any amount of conversion obligation in excess of the principal amount in cash and/or shares of common stock. The notes may be redeemed, in whole or in part, at the company’s option, on or after March 2, 2011, at 100% of the principal amount plus accrued interest. In addition, holders of the notes have the option, subject to certain conditions, to require the company to purchase any notes held by them for 100% of the principal amount plus accrued interest on March 1, 2011, March 1, 2016 and March 1, 2021, or upon a change of control.

For any holders of the company’s convertible obligations electing to convert or if such debt is put to the company by holders on the next put date in 2011, the company currently intends to finance the cash payments that would be payable through borrowings under its revolving credit agreement to the extent such payments exceed $100 million which has been classified as a current maturity of long-term obligation in the accompanying 2010 balance sheet.

The company separately accounts for the debt and equity components of its convertible debt in a manner that reflects the company’s nonconvertible debt borrowing rate when interest cost is recognized. The debt, temporary equity and equity components recognized for the company’s convertible debt are as follows:

(In millions)	2010	2009

Principal Amount of Convertible Debt	$329.3	$668.8
Unamortized Discount	1.4	10.9
Net Carrying Amount	327.9	657.9
Incremental Convertible Debt Obligation (Temporary Equity)	—	1.9
Capital in Excess of Par Value	18.1	30.7

At December 31, 2010, the unamortized discount had a remaining weighted average recognition period of 3 months, to the first redemption date of the convertible debt. The amount of interest expense on the convertible debt recognized in the accompanying statement of income is as follows:

(In millions)	2010	2009	2008

Contractual Coupon Interest	$10.9	$18.4	$25.0
Amortization of Discount on Convertible Debt	9.1	22.5	21.6

Interest Expense	$20.0	$40.9	$46.6

Effective Interest Rate	4.7%	4.3%	5.1%

2.15% Senior Notes due 2012

On November 20, 2009, the company issued $350 million principal amount of 2.15% Senior Notes due 2012. Interest on the notes is payable on June 28 and December 28 of each year. The notes may be redeemed at any time at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.	Debt and Other Financing Arrangements (continued)

At the issuance of debt, the company entered into 3 month LIBOR-based interest rate swap arrangements with various banks. The aggregate amount of the swaps is equal to the principal amount of the 2.15% Notes and the payment dates of the swaps coincide with the payment dates of the notes. The swap contracts provide for the company to pay a variable interest rate of 3 month USD LIBOR plus a spread of 0.4194% (0.72% at December 31, 2010) and to receive a fixed interest rate of 2.15%. The variable interest rate resets quarterly. The swaps have been accounted for as a fair value hedge of the 2.15% Notes.

3.25% Senior Notes due 2014

On November 20, 2009, the company issued $400 million principal amount of 3.25% Senior Notes due 2014. Interest on the notes is payable on May 20 and November 20 of each year. The notes may be redeemed at any time at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants.

At the issuance of debt, the company entered into 3 month LIBOR-based interest rate swap arrangements with various banks. The aggregate amount of the swaps is equal to the principal amount of the 3.25% Notes and the payment dates of the swaps coincide with the payment dates of the 3.25% Notes. The swap contracts provide for the company to pay a variable interest rate of 3 month USD LIBOR plus a spread of 0.7245% (1.01% at December 31, 2010) and to receive a fixed interest rate of 3.25%. The variable interest rate resets quarterly. The swaps have been accounted for as a fair value hedge of the 3.25% Notes.

3.20% Senior Notes due 2015

On April 27, 2010, the company issued $450 million principal amount of 3.20% Senior Notes due 2015. Interest on the notes is payable on May 1 and November 1 of each year. The notes may be redeemed at any time at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants, the most restrictive of which limits the ability of the company to pledge principal properties as security under borrowing arrangements.

At the issuance of debt, the company entered into six-month LIBOR-based interest rate swap arrangements with various banks. The aggregate amount of the swaps is equal to the principal amount of the 3.20% Notes and the payment dates of the swaps coincide with the payment dates of the 3.20% Notes. The swap contracts provide for the company to pay a variable interest rate of six-month USD LIBOR plus a spread of 0.4512% (0.90% at December 31, 2010) and to receive a fixed interest rate of 3.20%. The variable interest rate resets semi-annually. The swaps have been accounted for as a fair value hedge of the 3.20% Notes.

5% Senior Notes due 2015

In 2005, the company issued $250 million principal amount of 5% Senior Notes due 2015. Interest on the notes is payable on June 1 and December 1 of each year. The notes may be redeemed at any time at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants.

Prior to issuing this debt, the company entered into forward starting pay fixed swap agreements with several banks to mitigate the risk of interest rates rising prior to completion of a debt offering. Based on the company’s conclusion that a debt offering was probable and that such debt would carry semi-annual interest payments over a 10-year term, the swaps hedged the cash flow risk for each of the semi-annual fixed-rate interest payments on $250 million of principal amount of the 10-year fixed-rate debt issue (or any subsequent refinancing of such debt). The change in the fair value of the hedge upon termination was $2.0 million, net of tax, and was classified as a reduction of accumulated other comprehensive items within shareholders’ equity and is being amortized to interest expense over the term of the debt through 2015.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.	Debt and Other Financing Arrangements (continued)

4.70% Senior Notes due 2020

On April 27, 2010, the company issued $300 million principal amount of 4.70% Senior Notes due 2020. Interest on the notes is payable on May 1 and November 1 of each year. The notes may be redeemed at any time at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants, the most restrictive of which limits the ability of the company to pledge principal properties as security under borrowing arrangements.

6 3/4% Senior Subordinated Notes due 2014

At the closing date of the merger with Fisher, the company assumed $300 million principal amount of 6 3/4% Senior Subordinated Notes due 2014. Interest on the notes was payable on February 15 and August 15 of each year. The notes were redeemed at a redemption price of 103.375% of the principal amount plus accrued interest in December 2009 for a total cash outlay of $317 million. The company recorded a loss of $5 million in 2009 on the early extinguishment of this debt in other expense, net on the accompanying statement of income.

6 1/8% Senior Subordinated Notes due 2015

At the closing date of the merger with Fisher, the company assumed $500 million principal amount of 6 1/8% Senior Subordinated Notes due 2015. Interest on the notes was payable on January 1 and July 1 of each year. The notes were redeemed at a redemption price of 103.063% of the principal amount in July 2010 for a total cash outlay of $515 million plus accrued interest. The company recorded a loss of $15 million in 2010 on the early extinguishment of this debt in other expense, net on the accompanying statement of income.

Note 10.	Commitments and Contingencies

Operating Leases

The company leases certain logistics, office, and manufacturing facilities. Income from continuing operations includes expense from operating leases of $123.5 million, $107.6 million and $108.2 million in 2010, 2009 and 2008, respectively. The following is a summary of annual future minimum lease and rental commitments under noncancelable operating leases as of December 31, 2010:

(In millions)

2011	$103.2
2012	81.4
2013	61.2
2014	45.2
2015	35.7
Thereafter	68.6

$395.3

Purchase Obligations

The company has entered into unconditional purchase obligations, in the ordinary course of business, that include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at any time without penalty. The aggregate amount of the company’s unconditional purchase obligations totaled $210.9 million at December 31, 2010 and the majority of these obligations are expected to be settled during 2011.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.	Commitments and Contingencies (continued)

Letters of Credit, Guarantees and Other Commitments

Outstanding letters of credit and bank guarantees totaled $96.4 million at December 31, 2010, including $3.9 million for businesses that have been sold. The expiration of these credits and guarantees ranges through 2099.

Outstanding surety bonds and other guarantees totaled $46.7 million at December 31, 2010. The expiration of these bonds and guarantees ranges through 2013.

The letters of credit, bank guarantees and surety bonds principally secure performance obligations, and allow the holder to draw funds up to the face amount of the letter of credit, bank guarantee or surety bond if the applicable business unit does not perform as contractually required.

In connection with the sale of businesses of the company, the buyers have assumed certain contractual obligations of such businesses and have agreed to indemnify the company with respect to those assumed liabilities. In the event a third-party to a transferred contract does not recognize the transfer of obligations or a buyer defaults on its obligations under the transferred contract, the company could be liable to the third-party for such obligations. However, in such event, the company would be entitled to indemnification by the buyer.

The company has funding commitments totaling $6.2 million at December 31, 2010, related to investments it owns.

Indemnifications

In conjunction with certain transactions, primarily divestitures, the company has agreed to indemnify the other parties with respect to certain liabilities related to the businesses that were sold or leased properties that were abandoned (e.g., retention of certain environmental, tax, employee and product liabilities). The scope and duration of such indemnity obligations vary from transaction to transaction. Where appropriate, an obligation for such indemnifications is recorded as a liability. Generally, a maximum obligation cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, historically the company has not made significant payments for these indemnifications.

In connection with the company’s efforts to reduce the number of facilities that it occupies, the company has vacated some of its leased facilities or sublet them to third parties. When the company sublets a facility to a third-party, it remains the primary obligor under the master lease agreement with the owner of the facility. As a result, if a third-party vacates the sublet facility, the company would be obligated to make lease or other payments under the master lease agreement. The company believes that the financial risk of default by sublessors is individually and in the aggregate not material to the company’s financial position or results of operations.

In connection with the sale of products in the ordinary course of business, the company often makes representations affirming, among other things, that its products do not infringe on the intellectual property rights of others and agrees to indemnify customers against third-party claims for such infringement. The company has not been required to make material payments under such provisions.

Litigation and Related Contingencies

There are various lawsuits and claims pending against the company involving product liability, contract, commercial and other issues. In view of the company’s financial condition and the accruals established for these matters, management does not believe that the ultimate liability, if any, related to these matters will have a material adverse effect on the company’s financial condition, results of operations or cash flows.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.	Commitments and Contingencies (continued)

The company establishes a liability that is an estimate of amounts needed to pay damages in the future for events that have already occurred. The accrued liabilities are based on management’s judgment as to the probability of losses for asserted and unasserted claims and, where applicable, actuarially determined estimates. The reserve estimates are adjusted as additional information becomes known or payments are made.

The company accrues the most likely amount or at least the minimum of the range of probable loss when a range of probable loss can be estimated. The range of probable loss for product liability, workers compensation and other personal injury matters of the company’s continuing operations at December 31, 2010, was approximately $214 million to $307 million on an undiscounted basis. The portion of these liabilities assumed in the merger with Fisher was recorded at its fair (present) value at the date of merger. The company’s reserve for these matters in total, including the discounted liabilities, was $156 million at December 31, 2010 (or $217 million undiscounted). The reserve includes estimated defense costs and is gross of estimated amounts due from insurers of $99 million at December 31, 2010 (or $137 million undiscounted). The portion of these insurance assets assumed in the merger with Fisher was also recorded at its fair value at the date of merger. In addition to the above reserves, as of December 31, 2010, the company had product liability reserves of $8 million (undiscounted) relating to divested businesses.

The assets and liabilities assumed at the acquisition date were ascribed a fair value based on the present value of expected future cash flows, using a discount rate equivalent to the risk free rate of interest for monetary assets with comparable maturities (weighted average discount rate of 4.67%). The discount on the liabilities of approximately $61 million and the discount on the assets of approximately $37 million (net discount $24 million) are being accreted to interest expense over the expected settlement period.

Although the company believes that the amounts reserved and estimated recoveries are probable and appropriate based on available information, including actuarial studies of loss estimates, the process of estimating losses and insurance recoveries involves a considerable degree of judgment by management and the ultimate amounts could vary materially. Insurance contracts do not relieve the company of its primary obligation with respect to any losses incurred. The collectability of amounts due from its insurers is subject to the solvency and willingness of the insurer to pay, as well as the legal sufficiency of the insurance claims. Management monitors the financial condition and ratings of its insurers on an ongoing basis.

The company is currently involved in various stages of investigation and remediation related to environmental matters. The company cannot predict all potential costs related to environmental remediation matters and the possible impact on future operations given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the company’s responsibility. Expenses for environmental remediation matters related to the costs of permit requirements and installing, operating and maintaining groundwater-treatment systems and other remedial activities related to historical environmental contamination at the company’s domestic and international facilities were not material in any period presented. The company records accruals for environmental remediation liabilities, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. The company calculates estimates based upon several factors, including reports prepared by environmental specialists and management’s knowledge of and experience with these environmental matters. The company includes in these estimates potential costs for investigation, remediation and operation and maintenance of cleanup sites. Having assumed environmental liabilities in the merger with Fisher, the company was required to discount the estimate of loss to fair (present) value. This fair value was ascribed by using a discount rate of 4.73%, which was the risk free interest rate for monetary assets with maturities comparable to that of the environmental liability. The remaining discount of $8 million is being accreted by charges to interest expense over the estimated maturity period of 30 years. At December 31, 2010 and 2009, the company’s total environmental liability was approximately $22 million and $23 million, respectively.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.	Commitments and Contingencies (continued)

    Management believes that its reserves for environmental matters are adequate for the remediation costs the company expects to incur. As a result, the company believes that the ultimate liability with respect to environmental remediation matters will not have a material adverse effect on the company’s financial position, results of operations or cash flows. However, the company may be subject to additional remedial or compliance costs due to future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies, developments in remediation technologies or changes in the conduct of the company’s operations, which could have a material adverse effect on the company’s financial position, results of operations or cash flows. Although these environmental remediation liabilities do not include third-party recoveries, the company may be able to bring indemnification claims against third parties for liabilities relating to certain sites.

Note 11.	Comprehensive Income and Shareholders’ Equity

Comprehensive Income

Comprehensive income combines net income and other comprehensive items. Other comprehensive items represent certain amounts that are reported as components of shareholders’ equity in the accompanying balance sheet.

    Accumulated other comprehensive items in the accompanying balance sheet consist of the following:

(In millions)	2010	2009

Cumulative Translation Adjustment	$134.5	$161.7
Net Unrealized Gain on Available-for-sale Investments, Net of Tax	3.4	2.4
Net Unrealized Losses on Hedging Instruments, Net of Tax	(0.8)	(1.0)
Pension and Other Postretirement Benefit Liability Adjustments, Net of Tax	(93.5)	(71.1)

	$43.6	$92.0

An after tax gain on available-for-sale investments of $0.1 million was reclassified from accumulated other comprehensive items to net income in 2010. After-tax net losses on available-for-sale investments of $0.7 million and $4.3 million, were reclassified from accumulated other comprehensive items to net income in 2009 and 2008, respectively.

The unrealized loss on hedging instruments relates to the company’s 5% Senior Notes due 2015 (see Note 9) and is being amortized over the term of the debt. The after-tax charge recognized in net income was $0.2 million in 2010, 2009 and 2008.

The after-tax pension and other postretirement benefit liability adjustments recognized in net income in 2010, 2009 and 2008 were $1.2 million, $1.1 million and $1.0 million, respectively.

Shareholders’ Equity

At December 31, 2010, the company had reserved 51,693,436 unissued shares of its common stock for possible issuance under stock-based compensation plans and for possible conversion of the company’s convertible debentures.

The company has 50,000 shares of authorized but unissued $100 par value preferred stock.

The company has distributed rights under a shareholder rights plan adopted by the company’s Board of Directors to holders of outstanding shares of the company’s common stock. Each right entitles the holder to purchase one hundred-thousandth of a share (a Unit) of Series B Junior Participating Preferred Stock, $100 par value, at a purchase price of $200 per Unit, subject to adjustment. The rights will not be exercisable until the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the Stock Acquisition Date), or (ii) 10 business days following the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of common stock.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.	Comprehensive Income and Shareholders’ Equity (continued)

In the event that a person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock that at least 75% of the Board of Directors determines to be fair to, and otherwise in the best interests of, stockholders, each holder of a right (except for the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of common stock (or, in certain circumstances, units of preferred stock, cash, property or other securities of the company) which equals the exercise price of the right divided by one-half of the current market price of the common stock. In the event that, at any time after any person has become an Acquiring Person, (i) the company is acquired in a merger or other business combination transaction in which the company is not the surviving corporation or its common stock is changed or exchanged (other than a merger that follows an offer approved by the Board of Directors), or (ii) 50% or more of the company’s assets or earning power is sold or transferred, each holder of a right (except for the Acquiring Person) shall thereafter have the right to receive, upon exercise, the number of shares of common stock of the acquiring company that equals the exercise price of the right divided by one-half of the current market price of such common stock.

At any time until the Stock Acquisition Date, the company may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash or stock). The rights expire on September 29, 2015, unless earlier redeemed or exchanged.

As a result of the November 2006 merger with Fisher, warrants to purchase shares of Fisher common stock were converted into warrants to purchase 3,307,170 shares of company common stock at an exercise price of $4.83 per share. These warrants had a fair value of $113.2 million at the merger date, which was recorded as part of the merger consideration. All of the outstanding warrants were exercised in January 2008.

Note 12.	Fair Value Measurements and Fair Value of Financial Instruments

Fair Value Measurements

The company uses the market approach technique to value its financial instruments and there were no changes in valuation techniques during 2010. The company’s financial assets and liabilities carried at fair value are primarily comprised of investments in money market funds, mutual funds holding publicly traded securities, derivative contracts used to hedge the company’s currency and interest rate risks and other investments in unit trusts and insurance contracts held as assets to satisfy outstanding retirement liabilities.

The fair value accounting guidance requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities that the company has the ability to access.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data such as quoted prices, interest rates and yield curves.

Level 3: Inputs are unobservable data points that are not corroborated by market data.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.	Fair Value Measurements and Fair Value of Financial Instruments (continued)

The following tables present information about the company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009:

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2010	(Level 1)	(Level 2)	(Level 3)

Assets
Cash equivalents	$301.6	$301.6	$—	$—
Investments in mutual funds, unit trusts and other similar instruments	36.3	36.3	—	—
Insurance contracts	42.6	—	42.6	—
Auction rate securities	4.6	—	—	4.6
Derivative contracts	40.1	—	40.1	—

Total Assets	$425.2	$337.9	$82.7	$4.6

Liabilities
Derivative contracts	$3.5	$—	$3.5	$—
Contingent consideration	28.7	—	—	28.7

Total Liabilities	$32.2	$—	$3.5	$28.7

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	2009	(Level 1)	(Level 2)	(Level 3)

Assets
Cash equivalents	$1,081.7	$1,081.7	$—	$—
Investments in mutual funds, unit trusts and other similar instruments	32.9	32.9	—	—
Insurance contracts	31.9	—	31.9	—
Auction rate securities	5.4	—	—	5.4
Derivative contracts	4.5	—	4.5	—

Total Assets	$1,156.4	$1,114.6	$36.4	$5.4

Liabilities
Derivative contracts	$10.3	$—	$10.3	$—
Contingent consideration	0.6	—	—	0.6

Total Liabilities	$10.9	$—	$10.3	$0.6

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.	Fair Value Measurements and Fair Value of Financial Instruments (continued)

Available-for-sale investments are carried at fair value and are included in the tables above. The aggregate market value, cost basis and gross unrealized gains and losses of available-for-sale investments by major security type are as follows:

(In millions)	Market Value	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses

2010
Mutual Fund and Unit Trust Investments	$32.0	$26.1	$5.9	$—
Auction Rate Securities	4.6	5.3	—	0.7

	$36.6	$31.4	$5.9	$0.7

2009
Mutual Fund and Unit Trust Investments	$31.2	$26.9	$4.3	$—
Auction Rate Securities	5.4	6.0	—	0.6

	$36.6	$32.9	$4.3	$0.6

The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. Gross realized gains and gross realized losses on the sale of available-for-sale investments were nominal in 2010, 2009 and 2008.

In addition to available-for-sale investments, the company had $4.3 million and $1.7 million of trading securities, consisting of debt and equity securities, at December 31, 2010 and 2009, respectively.

The company determines the fair value of its insurance contracts by obtaining the cash surrender value of the contracts from the issuer. The company determines the fair value of the auction rate securities by obtaining indications of value from brokers/dealers. During 2009, the company recorded in other expense, net, $0.3 million of impairment charge on the auction rate securities for declines in value deemed attributable to credit losses exceeding six to nine months duration and thus considered other-than-temporary. The company determines the fair value of acquisition-related contingent consideration based on assessment of the probability that the company would be required to make such future payment. Changes to the fair value are recorded in selling, general and administrative expense. The following tables provide a rollforward of the fair value, as determined by Level 3 inputs, of the auction rate securities and contingent consideration.

	Auction Rate Securities
(In millions)	2010	2009

Beginning Balance	$5.4	$5.7
Total impairment losses included in earnings	—	(0.3)
Sale of securities	(0.7)	(0.4)
Total unrealized gains (losses) included in other comprehensive income	(0.1)	0.4

Ending Balance	$4.6	$5.4

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.	Fair Value Measurements and Fair Value of Financial Instruments (continued)

	Contingent Consideration
(In millions)	2010	2009

Beginning Balance	$0.6	$—
Additions (See Note 2)	23.5	0.6
Payments	(0.7)	—
Change in fair value included in earnings	5.2	—
Currency translation	0.1	—

Ending Balance	$28.7	$0.6

The notional amounts of derivative contracts outstanding totaled $1.78 billion and $1.24 billion at year-end 2010 and 2009, respectively. The fair value of such contracts is the estimated amount that the company would receive upon liquidation of the contracts, taking into account the change in currency exchange rates.

The following tables present the fair value of derivative instruments in the consolidated balance sheet and statement of income.

	Fair Value – Assets		Fair Value – Liabilities
(In millions)	2010	2009	2010	2009

Derivatives Designated as Hedging Instruments
Interest rate swaps (a)	$37.3	$—	$—	$9.5
Derivatives Not Designated as Hedging Instruments
Foreign currency exchange contracts (b)	2.8	4.5	3.5	0.8

Total derivatives	$40.1	$4.5	$3.5	$10.3

(a) The fair value of the interest rate swaps are included in the consolidated balance sheet under the captions other assets or other long-term liabilities.
(b) The fair value of the foreign currency exchange contracts are included in the consolidated balance sheet under the captions other current assets or other accrued expenses.

	Gain (Loss) Recognized
(In millions)	2010	2009

Derivatives Designated as Fair Value Hedges
Interest rate contracts	$20.3	$1.4
Derivatives Not Designated as Fair Value Hedges
Foreign currency exchange contracts	35.8	(6.9)

    Gains and losses recognized on interest rate and foreign currency exchange contracts are included in the consolidated statement of income under the caption other expense, net, together with the corresponding, offsetting losses and gains on the underlying transactions.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.	Fair Value Measurements and Fair Value of Financial Instruments (continued)

Fair Value of Other Instruments

The carrying amount and fair value of the company’s notes receivable and debt obligations are as follows:

	2010		2009
	Carrying	Fair	Carrying	Fair
(In millions)	Value	Value	Value	Value

Notes Receivable	$7.4	$7.4	$6.8	$6.8

Debt Obligations:
Convertible obligations	$327.9	$461.4	$657.9	$992.0
Senior notes	1,784.9	1,806.3	989.6	1,016.1
Senior subordinated notes	—	—	500.0	520.1
Other	24.3	24.3	34.0	34.0

	$2,137.1	$2,292.0	$2,181.5	$2,562.2

    The fair value of debt obligations was determined based on quoted market prices and on borrowing rates available to the company at the respective period ends.

Note 13.	Supplemental Cash Flow Information

(In millions)	2010	2009	2008

Cash Paid For:
Interest	$82.5	$99.7	$129.5

Income Taxes	$370.4	$329.8	$292.1

Non-cash Activities
Fair value of assets of acquired businesses and product lines	$805.0	$825.3	$265.7
Cash paid for acquired businesses and product lines	(651.5)	(623.7)	(204.9)

Liabilities assumed of acquired businesses and product lines	$153.5	$201.6	$60.8

Conversion of convertible debt	$—	$—	$2.8

Issuance of restricted stock	$1.4	$1.1	$21.9

Issuance of stock upon vesting of restricted stock units	$16.3	$7.0	$20.1

Note 14.	Restructuring and Other Costs, Net

Restructuring costs in 2010 in both segments primarily included charges for actions in response to the downturn in the economy and reduced revenues in several businesses, as well as the consolidation of manufacturing and research and development operations at a site in Germany with an existing site in the U.S. and the consolidation of production operations at a plant in Iowa with plants in Ohio and North Carolina. The 2010 charges include asset impairments as discussed below. Restructuring costs in 2009 in both segments primarily included charges for actions in response to the downturn in the economy and reduced revenues in several businesses, as well as the following: consolidation of production operations at a plant in the United Kingdom with plants in the U.S. and Germany; the Iowa and Germany closures discussed above; the consolidation of operations at a plant in the Netherlands with plants in the United Kingdom and the U.S; and completion of the relocation of a manufacturing site in France to an existing site in Germany. Restructuring costs in 2008 included reductions in headcount within several businesses due to economic uncertainty affecting end markets and consolidating or transferring manufacturing operations from various sites in Europe, the U.S. and Australia to other sites. The 2008 costs also included charges for asset impairment, litigation and other matters discussed by segment below, net of pension curtailment gains.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.	Restructuring and Other Costs, Net (continued)

As of February 24, 2011, the company has identified restructuring actions that will result in additional charges of approximately $35 million, primarily in the first half of 2011.

2010

During 2010, the company recorded net restructuring and other costs by segment as follows:

(In millions)	Analytical Technologies	Laboratory Products and Services	Corporate	Total

Cost of Revenues	$11.2	$4.8	$—	$16.0
Selling, General and Administrative Expenses	14.1	(0.2)	(10.9)	3.0
Restructuring and Other Costs, Net	36.6	23.4	0.4	60.4

	$61.9	$28.0	$(10.5)	$79.4

The components of net restructuring and other costs by segment are as follows:

Analytical Technologies

The Analytical Technologies segment recorded $61.9 million of net restructuring and other charges in 2010. The segment recorded charges to cost of revenues of $11.2 million primarily for the sale of inventories revalued at the date of acquisition; charges to selling, general and administrative expenses of $14.1 million for transaction costs primarily related to the pending Dionex acquisition (Note 2) and, to a lesser extent, revisions of estimated contingent consideration, principally related to the acquisition of Ahura; and $36.6 million of other costs, net. These other costs consisted of $18.9 million of cash costs, primarily associated with headcount reductions and facility consolidations in an effort to streamline operations, including $13.1 million of severance for approximately 170 employees primarily in manufacturing and sales and service functions; $3.0 million of abandoned facility costs; and $2.8 million of other cash costs, primarily retention, relocation and moving expenses associated with facility consolidations as well as other costs associated with restructuring actions. The segment also recorded $17.7 million of charges primarily due to impairment of intangible assets associated with several small business units.

Laboratory Products and Services

The Laboratory Products and Services segment recorded $28.0 million of net restructuring and other charges in 2010. The segment recorded charges to cost of revenues of $4.8 million primarily for accelerated depreciation at facilities closing due to real estate consolidation; $14.3 million in cash costs described below; and $9.1 million in other costs, net. The cash costs, which were associated with headcount reductions and facility consolidations in an effort to streamline operations, included $5.1 million of severance for approximately 80 employees primarily in manufacturing, administrative, and sales and service functions; $4.0 million of abandoned facility costs; and $5.2 million of other cash costs, primarily retention, relocation, moving and related expenses associated with facility consolidations. The non-cash costs of $9.1 million were related to a provision for loss on a patent infringement claim that arose at a business unit prior to its acquisition by the company and, to a lesser extent, writedowns to estimated disposal value of real estate held for sale.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.	Restructuring and Other Costs, Net (continued)

Corporate

The company recorded $10.5 million, net, of income including $10.9 million as a reduction of selling, general and administrative expenses at its corporate office in 2010, the majority of which was a gain on settlement with product liability insurers.

2009

The company recorded net restructuring and other costs by segment for 2009 as follows:

(In millions)	Analytical Technologies	Laboratory Products and Services	Corporate	Total

Cost of Revenues	$4.7	$2.0	$—	$6.7
Selling, General and Administrative Expenses	2.1	(0.6)	—	1.5
Restructuring and Other Costs, Net	35.6	21.7	1.9	59.2

	$42.4	$23.1	$1.9	$67.4

The components of net restructuring and other costs by segment are as follows:

Analytical Technologies

The Analytical Technologies segment recorded $42.4 million of net restructuring and other charges in 2009. The segment recorded charges to cost of revenues of $4.7 million for the sale of inventories revalued at the date of acquisition and accelerated depreciation at facilities closing due to real estate consolidation, charges to selling, general and administrative expenses of $2.1 million for transaction costs related to the B.R.A.H.M.S. acquisition (Note 2) and $35.6 million of other costs, net. These other costs consisted of $40.2 million of cash costs, primarily associated with headcount reductions and facility consolidations in an effort to streamline operations, including $29.8 million of severance for approximately 520 employees primarily in manufacturing and sales and service functions; $5.5 million of abandoned facility costs; and $4.9 million of other cash costs, primarily retention, relocation and moving expenses associated with facility consolidations as well as other costs associated with restructuring actions. The segment also recorded $4.6 million of income, net, primarily due to a gain on the settlement of a litigation-related matter assumed as part of the merger with Fisher Scientific in 2006, offset partially by a $2.5 million charge for pension termination benefits.

Laboratory Products and Services

The Laboratory Products and Services segment recorded $23.1 million of net restructuring and other charges in 2009. The segment recorded charges to cost of revenues of $2.0 million for the sale of inventories revalued at the date of acquisition and accelerated depreciation at facilities closing due to real estate consolidation; net gain in selling, general and administrative expenses of $0.6 million primarily for settlement of certain pre-merger Fisher product liability-related matters partially offset by transaction costs related to the acquisition of Biolab; $17.9 million in cash costs described below; and $3.8 million in other costs, net. The cash costs, which were associated with headcount reductions and facility consolidations in an effort to streamline operations, included $13.9 million of severance for approximately 370 employees primarily in manufacturing, administrative, and sales and service functions; $1.1 million of abandoned facility costs; and $2.9 million of other cash costs, primarily retention, relocation, moving and related expenses associated with facility consolidations. The non-cash costs of $3.8 million were related primarily to a loss on an abandoned facility held for sale that was sold in July 2009 and, to a lesser extent, the impairment of intangible and fixed assets related to a product line.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.	Restructuring and Other Costs, Net (continued)

Corporate

The company recorded $1.9 million in restructuring and other charges at its corporate office in 2009, $2.1 million of which were cash costs partially offset by a $0.2 million gain on the sale of abandoned real estate. The cash costs were primarily abandoned facility costs and, to a lesser extent, severance.

2008

The company recorded net restructuring and other costs by segment for 2008 as follows:

(In millions)	Analytical Technologies	Laboratory Products and Services	Corporate	Total

Cost of Revenues	$0.7	$0.8	$—	$1.5
Restructuring and Other Costs, Net	41.6	8.9	(15.1)	35.4

	$42.3	$9.7	$(15.1)	$36.9

The components of net restructuring and other costs by segment are as follows:

Analytical Technologies

The Analytical Technologies segment recorded $42.3 million of net restructuring and other charges in 2008. The segment recorded charges to cost of revenues of $0.7 million, primarily for accelerated depreciation at facilities closing due to real estate consolidation, and $41.6 million of other costs, net. These other costs consisted of $23.1 million of cash costs, principally associated with headcount reductions and facility consolidations, including $13.7 million of severance for approximately 500 employees across all functions; $6.0 million of abandoned-facility costs; and $3.4 million of other cash costs, primarily retention, relocation, moving expenses and contract termination costs associated with facility consolidations. The principal facility consolidations include consolidating bioprocess production operations into a new facility at a current site in Utah as well as continuing actions initiated prior to 2008 and beginning new actions to cease manufacturing activities at plants in New Mexico, Denmark and Australia and transfer their operations to other sites. The segment also recorded non-cash costs of $18.5 million, including a $7.0 million impairment of acquisition-related intangible assets associated with a small business unit acquired as part of Fisher in 2006, a $5.0 million loss from a litigation-related matter assumed as part of the merger with Fisher, a $2.9 million net loss on the sale of businesses, $2.6 million for in-process research and development associated with an acquisition and $1.0 million for asset write downs at abandoned facilities.

Laboratory Products and Services

The Laboratory Products and Services segment recorded $9.7 million of net restructuring and other charges in 2008. The segment recorded charges to cost of revenues of $0.8 million for the sale of inventories revalued at the date of acquisition, and $8.9 million of other costs, net. These other costs consisted of $11.1 million of cash costs, principally associated with headcount reductions and facility consolidations, including $8.5 million of severance for approximately 380 employees primarily in manufacturing and administrative functions; $0.8 million of abandoned-facility costs; and $1.8 million of other cash costs primarily for retention, relocation and moving expenses. The facility consolidations principally included moving the manufacture of certain laboratory consumables products from existing facilities in California and New York to a new facility in Mexico and continuing the move of a manufacturing site in France to Germany. The segment also recorded non-cash income of $2.2 million primarily from a gain on the sale of real estate.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.	Restructuring and Other Costs, Net (continued)

Corporate

The company recorded $15.1 million of restructuring and other income at its corporate office in 2008. The company curtailed part of a defined benefit plan and, as a result, recorded a gain of $19.2 million. The company also recorded a $2.5 million writedown to estimated disposal value of real estate held for sale, $1.7 million for a gain on the sale of used equipment and $3.3 million in cash charges primarily for severance and, to a lesser extent, abandoned facility costs.

    The following tables summarize the cash components of the company’s restructuring plans. The non-cash components and other amounts reported as restructuring and other costs, net, in the accompanying statement of income have been summarized in the notes to the tables. Accrued restructuring costs are included in other accrued expenses in the accompanying balance sheet.

		Abandonment
(In millions)	Severance	of Excess Facilities	Other	Total

Pre-2009 Restructuring Plans
Balance At December 31, 2007	$11.0	$4.7	$3.7	$19.4
Costs incurred in 2008 (c)	25.4	8.9	5.8	40.1
Reserves reversed (b)	(0.6)	(0.9)	(1.1)	(2.6)
Payments	(23.2)	(6.3)	(6.1)	(35.6)
Currency translation	(0.2)	(0.2)	(0.1)	(0.5)

Balance At December 31, 2008	12.4	6.2	2.2	20.8
Costs incurred in 2009 (d)	4.0	3.4	2.1	9.5
Reserves reversed (b)	(0.5)	(0.3)	(0.2)	(1.0)
Payments	(13.4)	(5.1)	(3.7)	(22.2)
Currency translation	—	0.1	(0.1)	—

Balance At December 31, 2009	2.5	4.3	0.3	7.1
Costs incurred in 2010 (e)	0.2	1.8	0.1	2.1
Reserves reversed (b)	(0.1)	(0.4)	—	(0.5)
Payments	(1.7)	(2.9)	(0.4)	(5.0)
Currency translation	(0.3)	—	—	(0.3)

Balance At December 31, 2010	$0.6	$2.8	$—	$3.4

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.	Restructuring and Other Costs, Net (continued)

		Abandonment
(In millions)	Severance	of Excess Facilities	Other (a)	Total

2009 Restructuring Plans
Costs incurred in 2009 (d)	$43.7	$6.3	$6.0	$56.0
Reserves reversed (b)	(2.7)	(1.5)	(0.1)	(4.3)
Payments	(21.2)	(2.8)	(4.3)	(28.3)
Currency translation	(0.1)	0.3	0.2	0.4

Balance At December 31, 2009	19.7	2.3	1.8	23.8
Costs incurred in 2010 (e)	9.6	4.0	4.9	18.5
Reserves reversed (b)	(2.2)	(0.4)	(0.4)	(3.0)
Payments	(18.7)	(3.5)	(6.1)	(28.3)
Currency translation	(0.8)	—	(0.1)	(0.9)

Balance At December 31, 2010	$7.6	$2.4	$0.1	$10.1

2010 Restructuring Plans
Costs incurred in 2010 (e)	$11.0	$1.8	$3.7	$16.5
Payments	(8.9)	(1.4)	(3.5)	(13.8)
Currency translation	0.1	0.1	(0.1)	0.1

Balance At December 31, 2010	$2.2	$0.5	$0.1	$2.8

(a)	Employee retention costs are accrued ratably over the period through which employees must work to qualify for a payment.
(b)	Represents reductions in cost of plans.
(c)	Excludes an aggregate of $2 million of non-cash income, net, which are detailed by segment above.
(d)	Excludes an aggregate of $1 million of non-cash income, net, which are detailed by segment above.
(e)	Excludes an aggregate of $27 million of non-cash charges, net, which are detailed by segment above.

    The company expects to pay accrued restructuring costs as follows: severance, employee-retention obligations and other costs, primarily through 2011; and abandoned-facility payments, over lease terms expiring through 2016.

Note 15.	Discontinued Operations

    On April 4, 2011, the company sold two businesses. The results of both businesses have been included in the accompanying financial statements as discontinued operations. See Note 17.

In 2010, the company recorded additional proceeds related to a business divested in 2003, resulting in an after-tax gain of $2.5 million.

In 2008, the company recorded additional proceeds and the reversal of a reserve on a note receivable related to a business divested in 2003, resulting in an after-tax gain of $6 million. The note was collected in July 2008.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.	Unaudited Quarterly Information

	2010
(In millions except per share amounts)	First (a)	Second (b)	Third (c)	Fourth (d)

Revenues	$2,626.9	$2,595.7	$2,628.7	$2,718.9
Gross Profit	1,066.4	1,048.9	1,061.5	1,120.4
Income from Continuing Operations	224.6	228.7	258.8	284.9
Net Income	232.3	237.3	268.5	297.5
Earnings per Share from Continuing Operations:
Basic	.55	.56	.65	.72
Diluted	.54	.55	.64	.71
Earnings per Share:
Basic	.57	.58	.67	.76
Diluted	.56	.57	.66	.75

Amounts reflect aggregate restructuring and other items, net, and non-operating items, net, as follows:

(a)	Costs of $23.6 million and after-tax income of $7.7 million related to the company’s discontinued operations.
(b)	Costs of $11.7 million and after-tax income of $8.6 million related to the company’s discontinued operations.
(c)	Costs of $13.3 million and after-tax income of $9.7 million related to the company’s discontinued operations.
(d)	Costs of $30.8 million and after-tax income of $12.6 million related to the company’s discontinued operations.

	2009
(In millions except per share amounts)	First (a)	Second (b)	Third (c)	Fourth (d)

Revenues	$2,212.4	$2,433.9	$2,481.2	$2,784.1
Gross Profit	860.4	956.2	978.6	1,102.6
Income from Continuing Operations	145.4	199.1	213.5	265.2
Net Income	148.9	206.9	221.2	273.3
Earnings per Share from Continuing Operations:
Basic	.35	.48	.52	.65
Diluted	.34	.47	.51	.63
Earnings per Share:
Basic	.36	.50	.54	.67
Diluted	.35	.49	.53	.65

         Amounts reflect aggregate restructuring and other items, net, and non-operating items, net, as follows:

(a)	Costs of $12.1 million and after-tax income of $3.5 million related to the company’s discontinued operations.
(b)	Costs of $12.4 million and after-tax income of $7.8 million related to the company’s discontinued operations.
(c)	Costs of $13.8 million and after-tax income of $7.7 million related to the company’s discontinued operations.
(d)	Costs of $29.1 million and after-tax income of $8.1 million related to the company’s discontinued operations.

Note 17.	Subsequent Events

Sale of Businesses

On April 4, 2011, the company sold, in separate transactions, its Athena Diagnostics business (Athena), part of the Analytical Technologies segment, for $740 million in cash and its Lancaster Laboratories business (Lancaster), part of the Laboratory Products and Services segment, for $180 million in cash and escrowed proceeds of $20 million, due in October 2012. Athena provides diagnostic testing for neurological and other diseases, with an emphasis on gene-based tests. Lancaster is a contract-testing laboratory that provides analytical laboratory services. The results of both businesses have been included in the accompanying financial statements as discontinued operations for all periods presented. Operating results and balance sheet data of the discontinued operations were as follows:

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17.	Subsequent Events (continued)

	Year Ended
(In millions)	2010	2009	2008

Revenues	$226.2	$205.3	$190.5
Pre-tax Income	58.9	46.6	35.1

	December 31,	December 31,
	2010	2009

Other Current Assets	$64.8	$54.6
Other Assets	451.0	468.5
Other Accrued Expenses	17.6	16.5
Other Long-term Liabilities	58.4	62.8

Issuance of Debt

On February 22, 2011, the company issued $2.2 billion principal amount of senior notes, as detailed below, to fund its pending acquisition of Dionex (see Note 2) and for general corporate purposes. All of these notes are subject to a special mandatory redemption provision. If the company does not consummate the Dionex acquisition by September 30, 2011, the company will be required to redeem all of the notes in whole at a redemption price of 101% of the aggregate principal, plus accrued and unpaid interest.

2.05% Senior Notes due 2014

On February 22, 2011, the company issued $300 million principal amount of 2.05% Senior Notes due 2014. Interest on the notes is payable on February 21 and August 21 of each year. The notes may be redeemed at any time at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants, the most restrictive of which limits the ability of the company to pledge principal properties as security under borrowing arrangements.

At the issuance of debt, the company entered into six-month LIBOR-based interest rate swap arrangements with various banks. The aggregate amount of the swaps is equal to the principal amount of the 2.05% Notes and the payment dates of the swaps coincide with the payment dates of the 2.05% Notes. The swap contracts provide for the company to pay a variable interest rate of six-month USD LIBOR plus a spread of 0.4112% (0.88% at February 22, 2011) and to receive a fixed interest rate of 2.05%. The variable interest rate resets semi-annually. The swaps will be accounted for as a fair value hedge of the 2.05% Notes.

3.20% Senior Notes due 2016

On February 22, 2011, the company issued $900 million principal amount of 3.20% Senior Notes due 2016. Interest on the notes is payable on March 1 and September 1 of each year. The notes may be redeemed at any time at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants, the most restrictive of which limits the ability of the company to pledge principal properties as security under borrowing arrangements.

THERMO FISHER SCIENTIFIC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17.	Subsequent Events (continued)

4.50% Senior Notes due 2021

On February 22, 2011, the company issued $1.00 billion principal amount of 4.50% Senior Notes due 2021. Interest on the notes is payable on March 1 and September 1 of each year. The notes may be redeemed at any time at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. The company is subject to certain affirmative and negative covenants, the most restrictive of which limits the ability of the company to pledge principal properties as security under borrowing arrangements.

THERMO FISHER SCIENTIFIC INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

(In millions)	Balance at Beginning of Year	Provision Charged to Expense	Accounts Recovered	Accounts Written Off	Other (a)	Balance at End of Year

Allowance for Doubtful Accounts

Year Ended December 31, 2010	$46.4	$2.0	$0.3	$(10.1)	$0.6	$39.2

Year Ended December 31, 2009	$41.9	$7.3	$1.0	$(6.3)	$2.5	$46.4

Year Ended December 31, 2008	$45.1	$4.6	$0.1	$(7.6)	$(0.3)	$41.9

(In millions)		Balance at Beginning of Year	Provision Charged to Expense (c)	Activity Charged to Reserve	Other (d)	Balance at End of Year

Accrued Restructuring Costs (b)

Year Ended December 31, 2010		$30.9	$33.6	$(47.1)	$(1.1)	$16.3

Year Ended December 31, 2009		$20.8	$60.2	$(50.5)	$0.4	$30.9

Year Ended December 31, 2008		$19.4	$37.5	$(35.6)	$(0.5)	$20.8

(a)	Includes allowance of businesses acquired and sold during the year as described in Note 2 and the effect of currency translation.
(b)	The nature of activity in this account is described in Note 14.
(c)	Excludes $27 million of non-cash expense, net, in 2010 and $1 million and $2 million of non-cash income, net in 2009 and 2008, respectively, as described in Note 14.
(d)	Represents the effects of currency translation.